UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                           Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12
LUMOS NETWORKS CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

TIMOTHY G. BILTZ	One Lumos Plaza
P.O. Box 1068
Waynesboro, VA 22980
Telephone: (540) 946-2000
Facsimile: (540) 946-2020

March 15, 2016

Dear Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders of Lumos Networks Corp., which will be held at 9:00 a.m. (local time) on Wednesday, May 4, 2016, at 875 Third Avenue, 17th Floor, New York, New York.

The principal business of the 2016 Annual Meeting of Stockholders will be (i) the election of nine directors to serve until the 2017 Annual Meeting of Stockholders, (ii) the approval of a non-binding advisory resolution approving the compensation of our named executive officers and (iii) the ratification of the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016. We will also review our results for the past fiscal year and report on significant aspects of our operations during the first quarter of 2016.

In accordance with the rules approved by the Securities and Exchange Commission, we are furnishing proxy materials to certain stockholders over the Internet. You may read, print and download our annual report on Form 10-K and proxy statement at http://www.envisionreports.com/LMOS. On or before March 23, 2016, we will mail our non-registered stockholders a notice containing instructions on how to access our 2016 proxy statement and annual report on Form 10-K and vote online or by telephone. The notice also provides instructions on how those stockholders can request a paper copy of these documents if they desire. All other stockholders will continue to receive our annual report on Form 10-K and proxy statement by mail.

If you do not attend the 2016 Annual Meeting of Stockholders, we request that you vote by telephone or Internet, or if you received a paper copy of the proxy card by mail, by signing your proxy card and mailing it in the envelope provided. The proxy card materials provide you with details on how to vote by these three methods. The prompt vote by telephone or Internet or return of your proxy card will be appreciated. If you decide to attend the 2016 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

Thank you, and we look forward to seeing you at the 2016 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

Timothy G. Biltz
President and Chief Executive Officer

LUMOS NETWORKS CORP.

One Lumos Plaza

Waynesboro, Virginia 22980

(540) 946-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Lumos Networks Corp. (“Lumos Networks” or the “Company”) will be held at 9:00 a.m. (local time) on Wednesday, May 4, 2016, at 875 Third Avenue, 17th Floor, New York, New York. The meeting is called for the following purposes:

1.To elect nine directors to serve until the 2017 Annual Meeting of Stockholders;

2.To approve a non-binding advisory resolution approving the compensation of our named executive officers;

3.To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

4.To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 11, 2016 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Mary McDermott
Corporate Secretary

Waynesboro, Virginia

March 15, 2016

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. PLEASE VOTE YOUR SHARES ACCORDING TO THE INSTRUCTIONS CONTAINED IN THE PROXY MATERIALS YOU RECEIVED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU DECIDE TO ATTEND THE 2016 ANNUAL MEETING OF STOCKHOLDERS, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTE.

LUMOS NETWORKS CORP.

One Lumos Plaza

Waynesboro, Virginia 22980

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 4, 2016

This proxy statement is furnished by and on behalf of the Board of Directors of Lumos Networks Corp., or Lumos Networks, in connection with the solicitation of proxies for use at our 2016 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Wednesday, May 4, 2016, at 875 Third Avenue, 17th Floor, New York, New York, and at any adjournments or postponements thereof. This proxy statement and the proxy card are being made available to our stockholders of record on March 11, 2016, the record date. Our Board of Directors is making these materials available to you on the Internet, or for registered stockholders or upon your request, is delivering printed versions of these materials to you by mail. On or before March 23, 2016, we will mail a notice to our non-registered stockholders containing instructions on how to access the proxy statement and annual report on Form 10-K and vote, and on or about March 23, 2016, we will mail the proxy statement and annual report on Form 10-K to all of our other stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 4, 2016

The Proxy Statement and Annual Report on Form 10-K are Available

at

http://www.envisionreports.com/LMOS.

THE BOARD OF DIRECTORS URGES YOU TO PROMPTLY VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS IN THE PROXY MATERIALS YOU RECEIVED SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Stockholders can vote in person at the 2016 Annual Meeting of Stockholders or by proxy. There are three ways to vote by proxy:

•By Telephone — Stockholders located in the United States can vote by telephone by following the instructions provided in the proxy card or voting instruction;

•By Internet — Stockholders located in the United States can vote by Internet by following the instructions provided in the proxy card or voting instruction; or

•By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Internet and telephone facilities will be available 24 hours a day and close at 12:00 a.m. (Eastern time) on May 4, 2016.

Unless contrary instructions are specified, if the proxy card is executed and returned (and not revoked) prior to the 2016 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted FOR all of the proposals set forth in this proxy statement. The submission of a proxy will not affect a stockholder’s right to attend and to vote in person at the 2016 Annual Meeting of Stockholders. A stockholder who submits a proxy may change or revoke it at any time before it is voted by filing with our Secretary either a written revocation or an executed proxy bearing a later date, by attending and voting in person at the 2016 Annual Meeting of Stockholders or granting a subsequent proxy through the Internet or by telephone.

Only holders of record of Common Stock as of the close of business on the record date will be entitled to vote at the 2016 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2016 Annual Meeting of Stockholders. As of the close of business on the record date, there were 23,254,189 shares of Common Stock outstanding.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. Please follow the instructions provided on your proxy card or voting instructions. If your shares are not registered in your own name and you plan to vote your shares in person at the 2016 Annual Meeting of Stockholders, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the 2016 Annual Meeting of Stockholders in order to vote.

With respect to shares held in the Lumos Networks Savings and Security Plan, your proxy card, when signed and returned, or your telephone or Internet vote, will also constitute voting instructions to John Hancock (the “Trustee”) for these shares. Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. To allow sufficient time for voting by the Trustee, your voting instructions must be received by 12:00 a.m. (Eastern time) on April 29, 2016.

Only stockholders who own Common Stock as of the close of business on March 11, 2016 will be entitled to attend the 2016 Annual Meeting of Stockholders. Proof of stock ownership as of this date and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the 2016 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend the 2016 Annual Meeting of Stockholders.

Quorum Required

According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2016 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter, or “broker non-votes,” will not be included in determining whether a quorum is present.

Vote Required

Under rules of self-regulatory organizations governing brokers, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. These rules also provide, however, that when a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to (i) the election of the nominees for director or (ii) the non-binding advisory resolution to approve the compensation for our named executive officers, in the absence of your specific instructions as to how to vote with respect to such proposals, because under the rules these proposals are not considered “routine” matters. The ratification of the appointment of KPMG LLP is considered a routine matter.

Under our bylaws, at the 2016 Annual Meeting of Stockholders a nominee for director will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received the required vote. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons identified as proxies and attorneys-in-fact, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

If a nominee does not receive the required vote, he or she shall offer to resign. The Board of Directors will consider whether to accept the resignation in accordance with the procedures set forth in our Corporate Governance Guidelines.

Pursuant to the terms of the Investors Rights Agreement, dated as of August 6, 2015, which was entered into in connection with the associated Note Agreement and Warrant Agreement, among us and affiliates of Pamplona Capital Management LLC  (collectively, “Pamplona”),  Pamplona currently has the right to designate two directors. In accordance with the Investors Rights Agreement (as such terms are defined in the Investors Rights Agreement),  if Pamplona’s ownership of the 8% Notes falls below 65% of the aggregate principal amount of the 8% Notes, Pamplona is entitled to designate one director to the Board; and if Pamplona’s ownership of the 8% Notes falls below 35% of the aggregate principal amount of the 8% Notes, Pamplona is no longer entitled to designate a director to the Board. The Investors Rights Agreement will remain in effect so long as the Warrants and the Common Stock underlying the Warrants remain outstanding. These rights are not transferrable other than to commonly controlled affiliates.

With respect to the other matters to be voted upon at the 2016 Annual Meeting of Stockholders, approving the non-binding advisory resolution approving the compensation of our named executive officers and ratifying the appointment of KPMG LLP, each requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2016 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against these proposals and broker non-votes will not affect the outcome of the vote on these proposals.

With respect to any other matters that may come before the 2016 Annual Meeting of Stockholders, including consideration of a motion to adjourn the 2016 Annual Meeting of Stockholders to another time or place,  if proxies are returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1 – Election of Directors

Separation from NTELOS Holding Corp.

On October 31, 2011, we became an independent, publicly traded company following our spin off from NTELOS Holdings Corp. (“NTELOS”).

The Board of Directors

Our bylaws provide that the Board of Directors shall, subject to compliance with the Investors Rights Agreement, consist of such number of directors as determined from time to time by resolution of the board. The current size of the Board of Directors is fixed at 11, and we currently have 11 directors. The number of directors will be reduced to nine effective as of the 2016 Annual Meeting of Stockholders.

The Board of Directors held 20 meetings in 2015. During 2015, each member of the Board of Directors currently standing for election attended more than 75% of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served. Each director is elected to a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal.

Nominees Standing for Election

Messrs. Timothy G. Biltz, Peter D. Aquino, Lawrence J. Askowitz, Robert E. Guth, Shawn F. O’Donnell, William M. Pruellage, Michael K. Robinson, Michael T. Sicoli and Jerry E. Vaughn are standing for election as directors to the Board of Directors at the 2016 Annual Meeting of Stockholders, each to serve until the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that the following nominees are “independent” under applicable NASDAQ Listing Standards as discussed below under “Corporate Governance Matters – Director Independence”: Messrs. Aquino, Askowitz, Guth, O’Donnell, Pruellage, Robinson, Sicoli,  and Vaughn. Our two other current members of our Board of Directors, Julia B. North and Brian C. Rosenberg, are not standing for re-election at our 2016 Annual Meeting of Stockholders.

The Board has no reason to believe that any of the nominees are not available or will not serve if elected.  If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Pursuant to the terms of the Investors Rights Agreement,  Pamplona currently has the right to nominate two directors and has nominated Messrs.  Aquino and Pruellage for election at the 2016 Annual Meeting of Stockholders.

Set forth below is certain biographical information furnished to us by the directors standing for election at the 2016 Annual Meeting of Stockholders:

Peter D. Aquino, age 54, has been a director since August 2015. Mr. Aquino is the Chairman, President and Chief Executive Officer of Broad Valley Capital, LLC, an investment fund focused on the technology, media and telecommunications industries. Mr. Aquino is also the founder and Chief Executive Officer of Broad Valley Micro Fiber Networks Inc, a private fiber and wireless infrastructure company started by Broad Valley Capital, LLC in February 2014. Mr. Aquino served as the Chairman, President and Chief Executive Officer of Primus Telecom Group, Inc. (“PTGI”), an international telecommunications company, from October 2010 until December 2012. Prior to PTGI, Mr. Aquino was the President and Chief Executive Officer of RCN Corporation, a provider of internet, digital television and phone services, from December 2004 until the sale of the company in August 2010. Mr. Aquino currently serves as a board member of TiVo, Inc. and Fairpoint Communications, Inc.

Mr. Aquino’s senior leadership positions with competitive communications companies have provided him with extensive knowledge of our industry. These previous positions and his current service as director of other telecommunications companies provide experience that is important to our Board of Directors.

Lawrence J. Askowitz,  age 49, has been a director since January 2016. Since February 2016, Mr. Askowitz has served as a Managing Director at Bank Street Group LLC, an investment banking firm focused on the communication, media and technology sectors. Since April 2005, Mr. Askowitz has served as a Partner at Gabriel Advisors, LLC, an investment firm which advises and acquires communication and media technology companies. From November 2010 until January 2016, Mr. Askowitz served as a Managing Director of Kidron Capital Advisors, LLC, a registered broker dealer. Before founding Gabriel Advisors, LLC in April 2005, Mr. Askowitz was the Telecommunication and Media Technology Partner at ZelnickMedia Corporation, a private equity firm, from January 2004 through April 2005. Mr. Askowitz served as a Managing Director and head of Deutsche Bank’s U.S. Wireless Banking practice from January 2002 through September 2003. Before joining Deutsche Bank in September 2000, Mr. Askowitz was an investment banker at Credit Suisse from 1998 to 2000, and at Lazard from 1987 to 1998.  Mr. Askowitz served as a member of the board of directors of 180 Connect, a publicly-traded system integrator for the cable and satellite industry from August 2007 through August 2008, when it was sold to DirecTV. Mr. Askowitz served as a member of the board of directors of Ad.Venture Partners, a company created to acquire a technology, media or telecommunications company, from September 2005 through August 2007, when it acquired 180 Connect. Mr. Askowitz served as a member of the board of directors of Horizon PCS, Inc., a provider of personal communications services under the Sprint brand from October 2004 until July 2005, when it merged into iPCS Inc., another Sprint affiliate.

Mr. Askowitz’s leadership position with a private investment firm that focuses on the telecommunications industry provides experience that is valuable in understanding and evaluating our business. His experience on the board of other competitive communications companies is valuable our Board of Directors in guiding the direction of our business. He also has extensive experience in mergers and acquisitions and capital markets.

Timothy G. Biltz, age 57, was appointed President and Chief Executive Officer on April 26, 2012 and as a director on May 17, 2012.  Mr. Biltz served as a director of NTELOS, a wireless telecommunications company and PCS provider, from December 2006 to May 2014.  Mr. Biltz also served as a director for iPCS, Inc., a wireless services provider from August 2004 through December 2009 and served as Chairman of the iPCS Inc. board starting in November 2006. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company. From 1989 to 1999, Mr. Biltz was employed by Vanguard Cellular Systems, Inc. in a number of posts of increasing responsibility ultimately serving as the Executive Vice President and Chief Operating Officer, responsible for sales, marketing, information technology, distribution, operations and human resources.

Mr. Biltz’s previous senior leadership positions and board positions with other private and public companies have given him valuable experience with corporate strategy, corporate governance, operating responsibilities, executive compensation and human resources issues, all of which are essential to our Board of Directors.

Robert E. Guth, age 52, has been a director and Chairman of our Board of Directors since November 2011. Mr. Guth served as the Interim President and CEO of Integra Telecom, Inc., a data and fiber infrastructure provider in the Western United States from September 2014 through September 2015.  Prior to this, Mr. Guth served as the President and Chief Executive Officer of RDA Holding Co., the parent company of The Reader’s Digest Association, Inc., from September 2011 through April 2014, where he also served as the Chairman of the board of directors. In February 2013, RDA Holding Co. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. RDA Holding Co. emerged from bankruptcy in July 2013. Mr. Guth served as a director of Otelco, Inc. from August 2010 to May 2013 and as director of NTELOS from December 2009 to October 2011. Mr. Guth also currently serves on the board of directors of Source Home Entertainment, LLC and Source Media Holdco, LLC. Previously, he served as President of the Business Markets Group at Level 3 Communications, LLC, a provider of integrated communications services, from 2006 to 2007. Prior to that he served as Chairman, President and Chief Executive Officer at TelCove Inc., a telecommunications company, from 2002 to 2006 when TelCove was acquired by Level 3 Communications. He was Vice President of Business Operations at TelCove from 2000 to 2002 and Regional Vice President and General Manager at TelCove from 1996 to 2000. Prior to joining TelCove, he worked in sales and sales management roles at AT&T Inc. from 1985 to 1996.

Mr. Guth’s senior leadership positions with a number of companies, including telecommunications companies, have given him a diverse understanding of our industry, including operational and sales expertise that is particularly relevant to our business. These previous positions and his current service as director of another telecommunications company provide experience that is important to our Board of Directors.

Shawn F. O’Donnell,  age 51, has been a director since January 2016. Mr. O’Donnell is a Managing Director of FTI Consulting and currently serves as the President and Chief Executive Officer of Caribbean Asset Holdings, a telecommunications company based in the U.S.  Virgin Islands. In 2013, Mr. O’Donnell served as a member of the board of directors of CTIA: The Wireless Association, an international industry trade group that represents the wireless communications industry. From 2011 through 2012, Mr. O’Donnell served as the President and Chief Executive Officer, International Services Division of Primus Telecommunications, a provider of advanced telecommunication services. From 2008 through 2011, Mr. O’Donnell served as the Chief Executive Officer and President and a member of the board of directors of Arbinet Corporation, a provider of international voice and IP solutions to carriers and service providers globally. From April 2007 until September 2008, Mr. O’Donnell served as a Senior Director of CXO Corporation, which specializes in management and operational consulting. From March 2003 through December 2006, Mr. O’Donnell was a member of Capital and Technology Advisors, Inc., a consulting firm specializing in the telecommunications and technology sectors, serving as Chief Operating Officer from July 2005 through December 2006. His corporate experience began at MCI where he held various engineering and operations management positions and continued as Executive Vice President of Network Services & Systems for Pathnet, a provider of long haul telecommunications capacity.

Mr. O’Donnell’s senior leadership positions with competitive communications companies have provided him with extensive knowledge of our industry. These previous positions and his current service as director of other telecommunications companies provide experience that is important to our Board of Directors.

William M. Pruellage, age 42, has been a director since August 2015. Mr. Pruellage is a Partner at Pamplona Capital Management, a specialist investment manager. Prior to joining Pamplona, Mr. Pruellage was Co-President of Castle Harlan, Inc., a private equity firm that focuses on buyouts and growth capital investments in middle-market companies across a range of industries, where he was employed from 1997 to 2014. From 1995 to 1997, he worked in the Mergers & Acquisitions division of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Mr. Pruellage’s leadership position with a private investment firm that invests in the telecommunications industry provides experience that is valuable in understanding and evaluating our business. His experience working with a number of his firm’s portfolio companies is especially valuable to our Board of Directors in guiding the direction of our business. He also has extensive experience in mergers and acquisitions. Mr. Pruellage’s skills and experience have positioned him to bring experience and industry knowledge to our Board of Directors.

Michael K. Robinson, age 59, has been a director since November 2011. Mr. Robinson joined Broadview Networks, Inc., a primarily cloud-based business communications provider serving customers nationwide, but with principal operations and assets in major metropolitan markets in the mid-Atlantic and northeast United States, as Chief Executive Officer in March 2005. In August 2012, Broadview Networks Holdings, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code and subsequently emerged from bankruptcy in November 2012. Mr. Robinson currently serves on the board of directors of Broadview and FairPoint Communications, Inc., a publicly traded telecommunications company. From July 1998 to March 2005, Mr. Robinson served as Executive Vice President and Chief Financial Officer of US LEC Corp., a publicly traded competitive communications provider, now part of Windstream. Prior to joining US LEC, Mr. Robinson spent 10 years in various management positions within the telecommunications division of Alcatel, including Executive Vice President and Chief Financial Officer of Alcatel Data Networks and the worldwide financial operations of the enterprise and data networking division of Alcatel. Prior to these roles, Mr. Robinson was Chief Financial Officer of Alcatel Network Systems. Before joining Alcatel, Mr. Robinson held various management positions with Windward International and Siecor Corp. (now Corning).

Mr. Robinson’s senior leadership positions with competitive communications companies have provided him with extensive knowledge of our industry. His prior chief financial officer experience is valuable to our Board of Directors and the Audit Committee. He also has extensive experience in mergers and acquisitions and capital markets activities.

Michael T. Sicoli, age 45, has been a director since July 2014. Mr. Sicoli is the Chief Financial Officer of GTT Communications, Inc, a publicly-traded global provider of cloud networking services to multinational clients.  Prior to joining GTT in April 2015, he served as the Principal of MTS Advisors, a consulting and advisory services firm he founded in 2013. From 2010 to 2013, he served as Chief Executive Officer of Sidera Networks, a fiber optic service provider that was merged with Lightower Fiber Networks in 2013. From 2005-2010, Mr. Sicoli served as Executive Vice

President and Chief Financial Officer of RCN Corporation, a publicly-traded competitive provider of data, video, and voice services to residential and business customers. Prior to that, Mr. Sicoli held various positions at Nextel Communications, Deloitte Consulting and Accenture.

Mr. Sicoli’s experience in senior leadership positions with fiber optic companies have provided him with strategic, financial and operating expertise and industry knowledge that are valuable to our Board of Directors. His experience as Chief Financial Officer of GTT Communications and RCN Corporation is particularly valuable to our Audit Committee.

Jerry E. Vaughn, age 71, has been a director since November 2011. Mr. Vaughn served as a director of NTELOS from December 2007 until October 2011. Mr. Vaughn is presently retired. Mr. Vaughn served as the Chief Administrative Officer of Mobile Storage Group, a provider of secure portable storage container solutions, from November 2006 until its merger into Mobile Mini in June 2008. Mr. Vaughn served as Senior Vice President and Chief Financial Officer of Valor Communications Group, Inc., a telecommunication services provider, from 2005 until its merger into Windstream Corporation in July 2006. From 1999 to 2005, Mr. Vaughn served as Chief Financial Officer of US Unwired, Inc., a wireless communications provider. Prior to joining US Unwired, Inc., Mr. Vaughn served in executive positions with GE Capital, Nortel Networks and Mellon Bank.

Mr. Vaughn’s senior leadership positions at a number of companies have given him knowledge of the telecommunications industry, as well as other operational expertise, that is essential to our Board of Directors in understanding and evaluating our business. His experience as Chief Financial Officer of Valor Communications Group, Inc. and US Unwired, Inc. has given him financial expertise to serve as one of our audit committee financial experts and chairperson of the Audit Committee. He has also gained experience in risk management through these leadership positions, which is essential to our Board of Directors and the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Directors Not Standing for Election

Set forth below is certain biographical information furnished to us by our directors not standing for election at the 2016 Annual Meeting of Stockholders:

Julia B. North, age 68, has been a director since November 2011. Ms. North served as a director of NTELOS from December 2007 until October 2011. Ms. North is presently retired. Ms. North served as the President and Chief Executive Officer of VSI Enterprises, Inc. from 1997 to 1999. Prior to joining VSI Enterprises, Ms. North served as President of Consumer Services for BellSouth Telecommunications from 1994 to 1997. She currently serves on the boards of directors, compensation committees and nominating and governance committees of Acuity Brands, Inc. and Community Health Systems, Inc. Ms. North is currently the chairperson of the Nominating and Governance Committee of Community Health Systems, Inc.

Ms. North’s senior leadership positions as well as her operational experience in the telecommunications industry give her significant knowledge that has been a valuable resource to our Board of Directors. Ms. North’s diverse perspective and experience gained from holding senior leadership and board positions at public companies has been particularly helpful for her position as chairperson of the Compensation Committee.

Brian C. Rosenberg, age 60, has been a director since July 2014.  Mr. Rosenberg is President of Macalester College, a private liberal arts college located in Saint Paul, Minnesota, a position he has held since 2003. Previously he served as dean of the faculty and an English professor at Lawrence University in Appleton, Wisconsin. Within Minnesota, Mr. Rosenberg is a member of the Itasca Project, an alliance of more than 50 leaders drawn from the private, government and social sectors with the goal of improving economic competitiveness and quality of life within the state. He is a member of the Allina Health Board of Directors and is a member of the board of Wallin Education Partners.

Mr. Rosenberg’s extensive background as the President of a distinguished academic institution and his significant experience with board of directors and managing complex organizations have brought a valuable perspective to our Board of Directors.  Particularly, his experience in the education and healthcare sectors has been beneficial to us as it relates to these vertical markets.

Committees of the Board of Directors

We have the following standing committees of the Board of Directors: Compensation Committee, Audit Committee and Nominating and Governance Committee. Each committee has a charter which is available for review at the following website, www.lumosnetworks.com. The charters may be found by clicking “Investor Relations” and then “Governance Documents.”

Compensation Committee

The Compensation Committee presently consists of Ms. North (Chairperson) and Messrs. Guth, O’Donnell, Pruellage and Rosenberg. The Compensation Committee met six times during the year ended December 31, 2015. The Compensation Committee is responsible for:

•developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•determining the compensation and benefits of the CEO and all other executive officers;

•reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•selecting compensation consultants and determining the frequency of use of compensation consultants; and

•administering our stock plans and other incentive compensation plans.

The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined in Rule 5605(d)(2)(A) of the NASDAQ Listing Standards, are “non-employee directors” as defined in SEC Rule 16b-3, and are “outside directors” as defined in Internal Revenue Code Section 162(m).

Audit Committee

The Audit Committee presently consists of Messrs. Vaughn (Chairperson), Aquino, Robinson and Sicoli. The Audit Committee met eight times during the year ended December 31, 2015. The Audit Committee is responsible for overseeing:

•our accounting and financial reporting processes;

•the reliability of our consolidated financial statements in accordance with U.S. generally accepted accounting principles;

•the effective evaluation, analysis and management of our financial risks;

•legal and tax related matters and our compliance with laws and regulations;

•the maintenance of an effective and efficient internal audit function; and

•the planning, conduct and performance of and the compensation paid for the annual audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting by an independent registered public accounting firm.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Standards and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate as prescribed by the NASDAQ Listing Standards and that Messrs. Robinson, Sicoli and Vaughn are each an “audit committee financial expert,” within the meaning of the regulations promulgated by the SEC. No member of the Audit Committee received any payments in 2015 from us or our subsidiaries other than compensation received as a director of Lumos Networks.

Nominating and Governance Committee

The Nominating and Governance Committee presently consists of Messrs. Robinson (Chairperson), Askowitz, Pruellage, Rosenberg and Vaughn. The Nominating and Governance Committee met two times during the year ended December 31, 2015. The Nominating and Governance Committee is responsible for:

•identifying individuals qualified to become directors;

•nominating qualified individuals for election to the Board of Directors at the annual meeting of stockholders;

•recommending to the Board of Directors the individual directors to serve on the committees of the Board of Directors; and

•overseeing corporate governance matters.

The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Standards.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Investors Rights Agreement currently entitles Pamplona to designate two members of the Board of Directors.

The Nominating and Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Nominating and Governance Committee deems appropriate, including executive search firms. The Nominating and Governance Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our bylaws. There were no nominee recommendations from stockholders or any group of stockholders submitted in accordance with our bylaws. The Nominating and Governance Committee did consider recommendations for nominees for director suggested by the Company’s stockholder, Archer Capital Management, L.P., including current directors Lawrence J. Askowitz and Shawn F. O’Donnell. Neither Mr. Askowitz nor Mr. O’Donnell is affiliated with Archer Capital Management, L.P. nor was either nominated for election as a director pursuant to any arrangement or understanding between them and Archer Capital Management, L.P. In addition to the Nominating and Governance Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Governance Committee’s responsibilities when identifying and evaluating nominees for director. In December 2015 the Board of Directors amended the Corporate Governance Guidelines to add a director retirement policy (age 72) and a director confidentiality policy. You will find the charter and guidelines at www.lumosnetworks.com by selecting the following links: “Investor Relations” and then “Governance Documents.”

As required by our bylaws, any stockholder recommendation for a nominee for director to be voted upon at the 2017  Annual Meeting of Stockholders must be submitted in writing to our Secretary or Assistant Secretary no later than 90 days nor more than 120 days before the first anniversary of the 2016 Annual Meeting of Stockholders. For nominations, such stockholder’s notice shall set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder and of such beneficial owner, if any, (ii) (A) the class or series and number of shares which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares or with a value derived in whole or in part from the value of any class or series of shares of Lumos Networks, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of Lumos Networks or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholders’ and such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Lumos Networks, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and such beneficial owner has a right to vote any shares of any security of Lumos Networks, (D) any short interest in any security of Lumos Networks (a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of Lumos Networks owned beneficially by such stockholder and such beneficial owner that are separated or separable from the underlying shares of Lumos Networks, (F) any proportionate interest in shares of Lumos Networks or Derivative Instruments held, director or indirectly, by a general or limited partnership in which such stockholder and such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder and such beneficial owner is entitled to based on any increase or decrease in the value of shares of Lumos Networks or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder and such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (iv) a statement whether such stockholder or any other person known to the stockholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Lumos Networks voting shares required under applicable law to carry the proposal and (v) a representation that the stockholder is a holder of record of stock of Lumos Networks entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination or propose such business specified in the notice before the meeting. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2016 Annual Meeting of Stockholders, discussed later in this proxy statement.

The Nominating and Governance Committee will evaluate all candidates for election to the Board of Directors, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the Nominating and Governance Committee will take into account the qualifications of other members of the Board of Directors to ensure that a broad variety of skill sets and experience beneficial to us and our business are represented on the Board of Directors and will also take into account the characteristics of each individual under consideration, including that individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities. The Corporate Governance Guidelines require that in considering the composition of the Board of Directors, diversity of backgrounds and expertise should be emphasized and the Nominating and Governance Committee shall consider the average tenure of the entire Board of Directors.

The Nominating and Governance Committee also periodically considers the individual and aggregate skill sets of the Board of Directors, based on a review of:

•senior leadership experience (public company CEO/President);

•business development/M&A expertise;

•financial expertise;

•public company board of directors experience;

•diversity (gender/other);

•telecommunications and high-speed data transport industry operational expertise;

•other operational expertise (customer service and care, billing systems, IT platform);

•brand marketing expertise;

•sales and distribution expertise;

•government/public policy expertise;

•executive compensation/human resources expertise; and

•risk management expertise.

Pursuant to our bylaws, to be eligible for election or re-election, a person must enter into an agreement providing that such person (i) is not and will not become party to any voting commitment that has not been disclosed to us or could limit or interfere with such person’s fiduciary duties if elected, (ii) is not and will not become party to any compensation, reimbursement or indemnification agreement with any person other than us and (iii) will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines. When considering a director standing for re-election, in addition to the attributes described above, the Nominating and Governance Committee shall consider that individual’s past contribution and future commitment to Lumos Networks. Additionally, the Nominating and Governance Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy NASDAQ Listing Standards and SEC requirements. The Nominating and Governance Committee will also seek to ensure that the Board of Directors will have at least three independent members to serve on the Audit Committee that satisfy NASDAQ financial and accounting experience requirements and at least one member who qualifies as an “audit committee financial expert.”

There is no difference in the manner by which the Nominating and Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure and Role in Risk Oversight

Mr. Biltz serves as our Chief Executive Officer, and Mr. Guth serves as our non-executive Chairman of the Board. Our policy is to have a Chairman of the Board who is an independent director. We believe having separate Chief Executive Officer and Chairman of the Board positions is the most appropriate structure for Lumos Networks and our stockholders. We believe it is appropriate for Mr. Biltz to be able to focus his efforts on serving as our Chief Executive Officer while working closely with our Chairman of the Board, Mr. Guth. The Board of Directors may in the future revisit this policy from time to time. The Chairman of the Board has the following duties:

•preside at all meetings of the Board of Directors, including executive sessions of the independent directors;

•serve as liaison between the Chief Executive Officer and the independent directors;

•provide advice and counsel to the Chief Executive Officer on meeting schedules and possible meeting agenda topics;

•have the authority to call meetings of the independent directors;

•provide input to the Compensation Committee regarding the Chief Executive Officer’s performance and meet, together with the Chairperson of the Compensation Committee, with the Chief Executive Officer to discuss the evaluation of the Chief Executive Officer; and

•provide input to the Nominating and Governance Committee regarding the appointment of the Chairpersons and members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Board of Directors also has three standing committees, Audit, Compensation and Nominating and Governance. Each committee has a separate chairperson and each of the committees is comprised solely of independent directors. Our Corporate Governance Guidelines provide that the independent directors will meet in executive session at least twice a year, and the Chairman of the Board will preside at these sessions.

Our Audit Committee charter provides that the Audit Committee is responsible for evaluating and monitoring our financial risks and our compliance with laws and regulations. On a regular basis, our Audit Committee reviews and discusses with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

Although the Audit Committee has primary responsibility for overseeing these matters, the full Board of Directors and our other committees are actively involved in overseeing risk management. Our Corporate Governance Guidelines provide that the Board of Directors and each committee are responsible for overseeing our program for identifying, evaluating and controlling significant risks. Management updates the entire Board of Directors on a quarterly basis on key business risks affecting our business. The Board of Directors also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. In addition, each of the other committees of the Board of Directors considers risks within its area of responsibility and regularly reports to the Board of Directors.

The Compensation Committee considers succession planning, human resources risks and risks that may be a result of our executive compensation programs, as described in the Compensation Discussion and Analysis section later in this proxy statement. The Compensation Committee has a Compensation Recoupment Policy that authorizes the Board of Directors to obtain reimbursement of any portion of any performance-based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction. The Compensation Committee also has approved Stock Ownership Guidelines, which are described later in this proxy statement.

In March 2015 and March 2016, the Compensation Committee considered our incentive compensation plans for executive officers and other employees and does not believe they pose any material risks to us. With respect to our annual short-term incentive compensation plan, the Compensation Committee has approved the use of revenue and Adjusted EBITDA as the performance metrics. The Compensation Committee believes using these metrics does not pose material risk to the Company or its stockholders and, in fact, aligns the interests of our officers and employees with our stockholders because these are the performance metrics most monitored by the investment community. Additionally, the annual short-term incentive compensation plan includes individual performance considerations which can be used by the Compensation Committee to adjust the payout after taking into account the quality of the individual’s performance during the year. With respect to our long-term incentive plans, the Compensation Committee has approved vesting requirements to incentivize long-term performance.

The Nominating and Governance Committee, along with the full Board of Directors, considers potential governance-related risk matters. The current leadership structure of the Board of Directors supports the risk oversight functions described above with independent leadership provided by our Chairman of the Board and with ten of our eleven  directors being independent.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with the Board of Directors by sending written correspondence to the Chairperson of the Nominating and Governance Committee at: Lumos Networks Corp., Attention: Corporate Secretary, One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980. The Chairperson of the Nominating and Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Nominating and Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more directors and/or (iii) other individuals or entities.

Director Independence

The Board of Directors considers director independence based both on the meaning of the term “independent director” set forth in Rule 5605(a)(2) of the NASDAQ Listing Standards and on an overall review of transactions and relationships, if any, between the director and Lumos Networks. Presently, our Board of Directors is comprised of a majority of independent directors and all committees of the Board of Directors are comprised only of independent directors.

In March 2016, the Nominating and Governance Committee and the Board of Directors undertook their annual review of director independence. There were no transactions or relationships between any director who is not or has not been an officer of Lumos Networks or any member of his or her immediate family, and Lumos Networks that would be inconsistent with a determination that the director is independent for the Committee and the Board of Directors to consider.

The Nominating and Governance Committee and the Board of Directors have determined that director nominees Aquino, Askowitz, Guth, O’Donnell, Pruellage, Robinson, Sicoli and Vaughn are independent under the NASDAQ Listing Standards. The Nominating and Governance Committee and the Board of Directors also previously determined that our outgoing directors, Ms. North and Mr. Rosenberg, are independent under the NASDAQ Listing Standards.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging directors to attend annual meetings of stockholders. All of our directors serving at the time of the 2015 annual meeting attended the meeting.

Code of Ethics

We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. Copies of this code may be found at the following website, www.lumosnetworks.com. You will find the code by selecting the following links: “Investor Relations” and then “Governance Documents.”

Director Compensation

The following table presents the compensation earned by our directors only for services as a member of our Board of Directors for the fiscal year ended December 31, 2015.

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Timothy G. Biltz(3)	-	-	-	-	-	-	-
Peter D. Aquino	16,636	21,879	-	-	-	-	38,515
Robert E. Guth	105,912	63,385	-	-	-	-	169,297
Julia B. North	68,912	63,385	-	-	-	-	132,297
William M. Pruellage(4)	-	-	-	-	-	-	-
Michael K. Robinson	80,712	63,385	-	-	-	-	144,097
Brian C. Rosenberg	57,808	63,385	-	-	-	-	121,193
Michael T. Sicoli	85,755	63,385	-	-	-	-	149,140
Jerry E. Vaughn	91,508	63,385	-	-	-	-	154,893

Former
Steven G. Felsher(5)	-	-	-	-	-	-	-

(1)The closing stock price on March 9, 2015, the date of grant of restricted stock awards to Mr. Guth, Ms. North, Mr. Robinson, Mr. Rosenberg, Mr. Sicoli and Mr. Vaughn, was $17.38 per share. The closing stock price on August 12, 2015, the date of grant of restricted stock awards to Mr. Aquino, was $13.07 per share. The aggregate number of restricted stock awards outstanding as of December 31, 2015 is the following for each of the following non-employee directors: 3,647 for Mr. Guth; 3,647 for Ms. North; 3,647 for Mr. Robinson; 3,647 for Mr. Rosenberg; 3,647 for Mr. Sicoli, 3,647 for Mr. Vaughn and 1,674 for Mr. Aquino.

(2)The Company did not issue its directors any stock options in 2015.

(3)Mr. Biltz is President and Chief Executive Officer of the Company; as such, he is not compensated for his role as director of Lumos Networks. The compensation paid to Mr. Biltz for his role as employee of the Company during 2015 is included in the Summary Compensation table.

(4)Due to his affiliation with Pamplona, Mr. Pruellage does not receive compensation from us for his service as a director.

(5)Mr. Felsher resigned from our Board of Directors on March 17, 2015. Due to his affiliation with our former stockholder Quadrangle Partners, Mr. Felsher did not receive compensation from us for his service as a director.

The Compensation Committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Compensation Committee also takes into account the compensation policies of other public company boards of directors by reviewing the same comparison group of companies as are reviewed by our Compensation Committee when considering the compensation of our executive officers.

During 2015, our non-employee directors (excluding a  director affiliated with, and designated by, Pamplona pursuant to our Investors Rights Agreement and directors who are our employees) were eligible to receive the following cash compensation:

•	an annual retainer of $25,008, payable monthly;
•

a fee of $2,000 for each board meeting, meeting of independent directors and stockholder meeting attended in person or $1,000 if attended telephonically in lieu of attending in person; and a fee of $1,500 for each committee meeting attended in person or $800 if attended telephonically in lieu of attending in person.

During 2015, the chairs of the board committees received additional annual retainers, payable monthly:

•	the chairperson of our Board of Directors received an annual retainer at the rate of $35,004;
•	the chairperson of our Audit Committee received an annual retainer at the rate of $15,000;
•	the chairperson of our Compensation Committee received an annual retainer at the rate of $5,004; and
•	the chairperson of our Nominating and Governance Committee received an annual retainer of $5,004.

We do not pay compensation to directors who are affiliated with, and designated by, Pamplona pursuant to the Investors Rights Agreement or who are our employees for their service as directors. However, we do reimburse each of our directors for reasonable travel and other expenses incurred in connection with attending all board and board committee meetings.

As of December 31, 2015, we had seven non-employee independent directors (excluding a  director affiliated with, and designated by, Pamplona pursuant to our Investors Rights Agreement): Peter D. Aquino, Robert E. Guth, Julia B. North, Michael K. Robinson, Brian C. Rosenberg, Michael T. Sicoli and Jerry E. Vaughn. The remaining directors who served in 2015 were our current Chief Executive Officer and one representative of Pamplona,  William M. Pruellage, who served as a director beginning August 2015.  These remaining directors were not compensated by us for their roles as directors. In addition to their director status during 2015, Mr. Guth was chairperson of the Board of Directors, Mr. Vaughn was chairperson of the Audit Committee, Ms. North was chairperson of the Compensation Committee and Mr. Robinson was chairperson of the Nominating and Governance Committee, and they were compensated accordingly as disclosed in the table above.

To assist us in attracting and retaining qualified and experienced individuals for service as non-employee directors, each such non-employee director (excluding non-employee directors who are designated by Pamplona pursuant to our Investors Rights Agreement) receives an initial equity award grant and thereafter, commencing on January 1 of the subsequent year, an annual equity award grant. These equity award grants have historically included a mix of stock options and restricted stock, but in 2015 consisted exclusively of restricted stock in order to generally synchronize the types of equity awards received by directors with those received by our employees. The annual grant of shares of our Common Stock is subject to a restriction period (“restricted stock”) with an aggregate value equal to $62,000, or such lesser award for a particular grant date as the Board of Directors shall determine in its sole discretion. The equity award grants generally vest on the first anniversary of their respective grant dates.

The Board of Directors believes that its members should be encouraged to own shares of our Common Stock. In addition to ownership guidelines applicable to our executive officers, the Board of Directors included an ownership and retention requirement applicable to those directors receiving director compensation. The guidelines generally require that each such director own a minimum number of shares of our Common Stock having a value equal to three times the annual cash retainer for directors. Each director receiving director compensation generally has three years from the later of November 2011 and his or her date of appointment to the Board to meet the guidelines. Each director must maintain the minimum value of equity ownership provided in these stock ownership guidelines.

Pursuant to our 2011 Equity and Cash Incentive Plan, for their service in 2015, we granted Messrs. Guth, Robinson, Rosenberg, Sicoli and Vaughn and Ms. North 3,647 shares of our Common Stock subject to a restriction period. These restricted shares vested on January 1, 2016.  On August 12, 2015, upon his appointment to the Board of Directors, we granted Mr. Aquino 1,674 shares of our Common Stock subject to a restriction period. The equity award made to Mr. Aquino was based on the same methodology used for the 2015 annual equity grants to other board members, pro-rated based on the date that he joined the board during 2015.

We also have a policy to provide, as needed, an ongoing education program for all directors and will pay the program costs and associated travel expenses related to such director education programs.

In January 2016, based upon a competitive market review, the Compensation Committee recommended, and the Board of Directors approved, a revised Board of Directors compensation plan which eliminates meeting attendance fees and sets the annual cash retainer at $40,000 and the annual equity award at $80,000. The Chairperson retainers were not revised.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. Our executive officers presently include Timothy G. Biltz, Diego B. Anderson, Johan G. Broekhuysen, William G. Davis, Jr., Thomas E. Ferry, Joseph E. McCourt, Jr., Mary McDermott and Jeffrey Miller. The following sets forth biographical information for these executive officers who are not directors. Biographical information for Timothy G. Biltz, who is also a director, is provided in the section entitled “Proposal 1—Election of Directors—Nominees Standing for Election” of this proxy statement.

Diego Anderson, age 47, was appointed Senior Vice President and General Manager of Residential and Small Business (R&SB) in January 2014. He had previously served as Vice President of Operations since November 2011.  Mr. Anderson previously served as Director of Operations from 2005 to 2011, as Director of Network Facilities, Engineering & Construction from 2001 to 2005 and as Manager of Sales Engineering from 1999 to 2001 for NTELOS. Prior to NTELOS, he was employed by Sprint from 1991 to 1999, where he served last as Manager of Engineering and Construction Administration.

Johan G. Broekhuysen, age 45, was appointed Executive Vice President and Chief Financial Officer of Lumos Networks on October 3, 2014 after serving as interim Chief Financial Officer beginning in March 2014. He has served as Chief Accounting Officer since January 2014. He joined Lumos Networks in November of 2012 as Vice President and Corporate Controller. Prior to joining Lumos Networks, he served as Senior Vice President of Finance, Corporate Controller and Assistant Treasurer for Globallogic Inc., an outsourcing software research and development company, from 2010 to 2012 and as Corporate Controller from 2008 to 2010. From 2004 to 2008, he held multiple positions with AOL Time Warner last serving as Director of Financial Reporting and Consolidation. Prior to that, he served in a number of accounting and financial roles at Norsk Hydro ASA, Metrocall Inc., Qwest Telecommunications, and Unilever PLC. In addition, he currently serves as Chairman on the Board of Directors of The South Africa-Washington International Program for Leadership and Cultural Development (SAWIP).

William G. Davis, Jr., age 43, was appointed Senior Vice President, Marketing & Investor Relations and Chief of Staff in March 2016 after previously serving as Vice President, Investor Relations and Chief of Staff and, before that, Director, Investor Relations. Prior to joining Lumos Networks in November 2012, Mr. Davis had 13 years of experience in a variety of Investor Relations and Analyst positions within the technology and telecommunications sectors. From October 2008 through October 2012, Mr. Davis served as Senior Vice President of Investor Relations and Chief Marketing Officer for the Cogo Group, a China-based provider of customized semiconductor modules into the telecommunications, Industrial, Cleantech and handset sectors. From March 2007 through October 2008, he served as a wireless and telecommunications equipment analyst for the Galleon Group, a $7 billion technology focused hedge fund. From July 2004 through March 2007, he served as Director of Investor Relations at Nokia. From June 2000 through July 2004, he served as Associate Director, Research at UBS Investment Bank, focusing on sell-side research covering wireless and telecommunications equipment.

Thomas E. Ferry, age 60, was appointed as Senior Vice President and Chief Technology Officer of Lumos Networks in January 2016 after serving as interim Chief Technology Officer of Lumos Networks beginning in August 2015. He previously served as Vice President of Engineering and Program Management and, before that, Director of Program Management. Prior to joining Lumos Networks in July 2012, he served as Manager of IT Program and Project Management for Highmark Blue Cross Blue Shield from 2007 to 2012. Prior to that, he served as Director of Americas Project Management & Solution Delivery for CoManage, Corp (now Syndesis) and Director of Program Management & Product Development for Adelphia Business Solutions. Tom began his career with AT&T Bell Laboratories and later served in various positions of increasing responsibility culminating as Director of Program Management for AT&T Wireless.

Joseph E. McCourt, Jr., age 54, was appointed Executive Vice President and Chief Revenue Officer in May 2012. Prior to joining Lumos Networks, he served as Vice President of Commercial Sales for 1901 Group, a privately-held information management company focused on IT performance efficiency, from 2011 to 2012. From May 2010 to October 2011, he served as Vice President of Sales for Zayo Enterprise Networks, a fiber-based telecommunication services provider. From January 2007 to May 2010, he served as Vice President of Sales and Customer Operations for DukeNet Communications. From April 2004, he served as Regional Vice President for Telcove, until it was acquired by Level 3 Communications in July 2006. Mr. McCourt continued with Level 3 Communications as Senior Vice President of Sales for Business Markets until January 2007. Prior to joining Telcove, Mr. McCourt held sales management positions with Time Warner Telecom and MFS / Worldcom. Prior to that, he was the Director of Communications at Brooks Brothers Clothing.

Mary McDermott, age 61, has been our Senior Vice President—Legal and Regulatory Affairs and Secretary since November 2011. Ms. McDermott previously served as Senior Vice President—Legal and Regulatory Affairs of NTELOS from 2005 to 2011 and NTELOS Inc. from 2001 to 2005. From March 2000 to August 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. From April 1998 to March 2000, she served as Senior Vice President Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998, she served as Vice President—Legal and Regulatory Affairs for the United States Telecom Association. She began her telecommunications career with the NYNEX legal department.

Jeffrey Miller, age 53, was appointed Senior Vice President of Business Development in May 2013. From 2007 to 2013, he served as Chief Financial Officer for Transcom Enhanced Services, a privately held voice over internet protocol services provider. Prior to joining Transcom, he served as Vice President of Strategy for Business Markets from 2006 to 2007 for Level 3 Communications after they acquired Telcove. At Telcove, he served as Vice President of Business Development from 1998 to 2006. Prior to that, he served as Financial Director of Wireless and Cable Operations from 1993 to 1998 and as Regional Controller from 1990 to 1993 for Adelphia Communications Corporation. Prior to that, he served as Audit Manager with Ernst &Young from 1984 to 1990.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and NASDAQ. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2015.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 11, 2016, regarding the beneficial ownership of our Common Stock by (i) our directors, (ii) our named executive officers (“NEO”), (iii) stockholders owning more than 5% of our Common Stock and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 23,254,189 shares of Common Stock outstanding as of March 11, 2016. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 11, 2016 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o Lumos Networks Corp., One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980.

	Total Common Stock
Name and Address of Beneficial Owner	Number	%
Directors, named executive officers and stockholders owning more than 5%:
Archer Capital Management, L.P.(1)	2,554,138	11.0%
Blackrock, Inc.(2)	2,352,465	10.1%
Columbia Wanger Asset Management, LLC(3)	1,679,756	7.2%
Corbyn Investment Management, Inc.(4)	1,626,283	7.0%
Epoch Investment Partners, Inc.(5)	1,533,339	6.6%
FMR, LLC(6)	1,162,802	5.0%
The Vanguard Group, Inc. (7)	1,777,016	7.6%
Peter D. Aquino(8)	8,360	*
Lawrence J. Askowitz(8)	6,686	*
Timothy G. Biltz(9)	693,637	3.0%
Robert E. Guth(10)	78,727	*
Julia B. North(11)	68,521	*
Shawn F. O'Donnell(8)	6,686	*
William M. Pruellage	-	*
Michael K. Robinson(12)	30,148	*
Brian C. Rosenberg(13)	12,968	*
Michael T. Sicoli(14)	12,968	*
Jerry E. Vaughn(15)	68,521	*
Diego B. Anderson(16)	113,858	*
Johan G. Broekhuysen(17)	169,080	*
Mary McDermott(18)	287,279	1.2%
Jeffrey Miller(19)	80,599	*
Craig M. Drinkhall(20)	43,630	*
All directors and executive officers as a group (19 persons)	2,028,858	8.7%

*	Less than 1%
(1)

Represents beneficial ownership as of December 31, 2015 according to the Schedule 13G filed by Archer Capital Management, L.P. on January 20, 2016. Archer Capital Management, L.P. has shared voting power and shared dispositive power over all of these shares with Canton Holdings L.L.C, Joshua A. Lobel and Eric J. Edidin. The address for Archer Capital Management, L.P. is 570 Lexington Avenue, 40th Floor, New York, New York, 10022.

(2)

Represents beneficial ownership as of December 31, 2015 according to the Schedule 13G filed by Blackrock, Inc. on January 8, 2016. Blackrock, Inc. has sole voting power over 2,300,175 of these shares and sole dispositive power over all of these shares. The address for Blackrock Inc. is 55 East 52nd Street, New York, NY 10022.

(3)

Represents beneficial ownership as of December 31, 2015 according to the Schedule 13G filed by Columbia Wanger Asset Management, LLC on January 20, 2016. Columbia Wanger Asset Management, LLC has sole voting power over 1,464,714 these shares. The address for Columbia Wanger Asset Management is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(4)

Represents beneficial ownership as of December 31, 2015 according to the Schedule 13G filed by Corbyn Investment Management, Inc. on January 26, 2016, inclusive of 1,060,217 shares held by Greenspring Fund Inc.. Corbyn Investment Management, Inc. has sole voting power and sole dispositive power over all of these shares. The address for Corbyn Investment Management is 2330 W. Joppa Road, Suite 108, Lutherville, MD 21093.

(5)

Represents beneficial ownership as of December 31, 2015 according to the Schedule 13G filed by TD Asset Management, Inc. and Epoch Investment Partners, Inc. on February 11, 2016. Epoch Investment Partners has sole voting power and sole dispositive power over all of these shares. The address for Epoch Investment Partners is 399 Park Avenue, New York, New York 10022.

(6)

Represents beneficial ownership as of December 31, 2015 according to the Schedule 13G filed by FRM, LLC on February 12, 2016. FMR, LLC has sole voting power over 1,464,714 these shares. The address for FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(7)

Represents beneficial ownership as of December 31, 2015 according to the Schedule 13G filed by The Vanguard Group, Inc. on February 20, 2016. The Vanguard Group, Inc. has sole voting power over 45,672 of these shares; sole dispositive power over 1,732,144 of these shares; and shared dispositive power over 44,872 of these shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Consists entirely of restricted stock.
(9)	Includes 100,000 shares of restricted stock, options to purchase 375,000 shares of Common Stock and 1,920 shares of Common Stock issued as our 401(k) matching contribution.
(10)	Includes 6,686 shares of restricted stock and options to purchase 19,617 shares of Common Stock.
(11)	Includes 6,686 shares of restricted stock and options to purchase 41,411 shares of Common Stock.
(12)	Includes 6,686 shares of restricted stock and options to purchase 7,312 shares of Common Stock.
(13)	Includes 6,686 shares of restricted stock and options to purchase 1,361 shares of Common Stock.
(14)	Includes 6,686 shares of restricted stock and options to purchase 1,361 shares of Common Stock.
(15)	Includes 6,686 shares of restricted stock and options to purchase 41,411 shares of Common Stock.
(16)	Includes 33,527 shares of restricted stock, options to purchase 60,199 shares of Common Stock and 3,130 shares of Common Stock issued as our 401(k) matching contribution.
(17)	Includes 109,581 shares of restricted stock, options to purchase 39,813 shares of Common Stock and 1,545 shares of Common Stock issued as our 401(k) matching contribution.
(18)	Includes 27,887 shares of restricted stock, options to purchase 176,141 shares of Common Stock and 3,447 shares of Common Stock issued as our 401(k) matching contribution.
(19)	Includes 65,007 shares of restricted stock and 1,290 shares of Common Stock issued as our 401(k) matching contribution.
(20)

Includes 1,742 shares of Common Stock issued as our 401(k) matching contribution and the remaining amount consists of stock options that expire on April 15, 2016 per the terms of Mr. Drinkhall’s severance agreement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Philosophy

The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, with an emphasis on incentive compensation, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. The Compensation Committee (the “Committee”) is responsible for the following:

•developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•determining the compensation and benefits of our CEO and other executive officers;

•reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•determining the frequency of use of compensation consultants and selecting compensation consultants; and

•administering our stock plans and other incentive compensation plans.

Executive Summary

As described in this Compensation Discussion and Analysis, the Committee believes the overall compensation for our executive officers, both on a targeted and actual basis, was reasonable and within the range of compensation offered by benchmark companies and adequately reflected our performance in 2015.  Following is a brief overview of our 2015 performance and this performance’s impact on incentive compensation.

During 2015, we focused on further implementing our growth strategy as a broadband fiber-based service provider focused on data solutions and mobility, leveraging our fiber network to expand to new fiber to the cell site (“FTTC”) opportunities, enhancing our network and improving operational performance, improving our addressed marketplace penetration,  pursuing near term edge-out marketplace opportunities by investing in our network through customer success-based capital projects with an emphasis on maximizing capital efficiency and increasing our addressable market through significant fiber network expansion projects.

For 2015, we achieved revenue of $204.3 million and Adjusted EBITDA (as defined below) of $92.0 million, representing a margin of 45%. Our data segment, which provided approximately 56% of our total revenue for 2015, represents the main growth opportunity and the key focal point of our strategy. We experienced sequential year-over-year revenue growth of 7.2% in this segment, primarily attributable to increases in customer demand for Ethernet-based products and higher bandwidth, as reflected in the 43% growth in our FTTC revenues and 9% growth in Enterprise Data revenues. The year-over-year growth in FTTC and Enterprise revenues was partially offset by the decline in our revenue from data transport products, which have been negatively impacted by churn resulting from network grooming by carriers and migration from legacy technologies to Ethernet products. Our consolidated revenue increased $2.8 million, or 1.4%, in 2015 due to the growth in our data revenues, partially offset by declines in revenue from our legacy businesses. Excluding a  curtailment gain related to our postretirement medical plan recognized in 2014, Adjusted EBITDA increased $2.1 million, or 2.3%, from 2014 to 2015, primarily as a result of the aforementioned increase in consolidated revenue.  See Appendix A for a reconciliation of Adjusted EBITDA to the most comparable measure reported in accordance with U.S. generally accepted accounting principles.

The Committee Process

Our Committee designs, evaluates and approves our executive compensation plans, policies and programs. The Committee also annually reviews and evaluates the performance of the Chief Executive Officer. To assist in determining the level of compensation and awards for the Chief Executive Officer, the Committee will review corporate performance over the past 12 months and the Chief Executive Officer’s compensation relative to the most recent compensation study provided by the Committee’s independent consultant and peer group data available in public proxy statements, ensuring that the recommended compensation levels meet corporate objectives.

Additionally, the Committee establishes compensation levels and compensation awards for the other NEOs. For these other NEOs, the Chief Executive Officer will review individual responsibility and experience and corporate performance data from the most recent compensation study provided by the Committee’s independent consultant and peer group data available in public proxy statements, and make recommendations to the Committee. The Chief Executive Officer attends the Committee meetings; however, the Committee also meets in executive session without the Chief Executive Officer (or other members of management) present when discussing the Chief Executive Officer’s compensation and other matters.

The Committee also administers our equity-based compensation plans. The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities. The Chairperson of the Committee works in conjunction with senior management in establishing the agenda for committee meetings. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Our NEOs

Our Board of Directors identifies our executive officers on an annual basis or more frequently when significant organizational changes occur.  Our 2015 named executive officers (“NEOs”) were our President and Chief Executive Officer, Timothy G. Biltz, our Executive Vice President and Chief Financial Officer, Johan G. Broekhuysen, our Senior Vice President and General Manager of our R&SB segment, Diego B. Anderson, our Senior Vice President of Legal and Regulatory Affairs,  Mary McDermott,  our Senior Vice President of Business Development, Jeffrey Miller, and our former Senior Vice President, Craig M. Drinkhall.

Consideration of 2015 “Say on Pay” Voting Results

At our 2015 annual meeting, our advisory vote on executive compensation received the support of approximately ninety-nine percent (99%) of the votes cast on the proposal. The Committee reviewed these results and accordingly continues to apply similar cash compensation objectives, program and rationale for our named executive officers.

Role of Compensation Consultant

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties, and engages an independent compensation consultant periodically to assist management and the Committee in determining the appropriateness of base salaries, target short-term incentive percentages and long-term incentive compensation of our NEOs. The Committee engaged a consultant in 2012 when it used the Hay Group (the “Consultant”), a nationally known compensation consulting firm, to prepare a report which presented the Consultant’s assessment of executive compensation for our executive officers relative to a peer group and published survey compensation data (“the 2012 Compensation Study”).  When establishing executive compensation in the first quarter of 2015, the Committee decided not to retain the Consultant after consideration of whether any changes to roles and responsibilities had occurred at the executive officer level that would impact the applicability of the information obtained in the 2012 Compensation Study.

The Committee did engage the Consultant in April 2015 when considering amendments to Mr. Biltz’s employment agreement described under “Employment Agreements” later in this “Compensation Discussion and Analysis” and the 2015 restricted stock award grant described below. The Committee also engaged the Consultant for its 2016 executive compensation program.

In March 2016, the Committee had considered the independence of the Consultant in light of SEC rules and proposed NASDAQ listing standards and determined that the work of the consultant did not raise any conflicts of interest. The Consultant also determined that its work for the Committee did not raise any conflicts of interest and confirmed this in a written statement delivered to the Committee.

Targeted Overall Compensation

The 2015 target total direct compensation for each of the NEOs (the “2015 TDC”) consisted of a base salary, short-term incentive compensation under the Team Incentive Plan and long-term incentive compensation in the form of equity awards granted under our 2011 Equity and Cash Incentive Plan. The 2015 TDC was determined by the Committee after consideration of a competitive compensation analysis prepared using inflation-adjusted pay benchmarks from the 2012 Compensation Study and proxy statement disclosures for our Peer Group as well as consideration of individual performance metrics.

The Company updated the Consultant’s 2012 Compensation Study to age the benchmarks and supplied this information to the Committee for consideration.  The Company also recommended a group of comparable telecommunications companies (the “Peer Group”) to the Committee to assist it in assessing the compensation arrangements of our executive officers. The companies included in this Peer Group were determined based on a comparison of revenue, number of employees, net income, total assets and market capitalization of various companies within the telecommunications sector against these same metrics for the Company. The Committee reviewed management’s recommended peer group and approved the use of the following eight companies as a benchmark for determining our executive officer compensation arrangements for 2015:

•Cogent Communications	•NTELOS Holdings Corp.
•Consolidated Communications Holdings, Inc.	•Otelco, Inc.
•Frontier Communications Corp.	•Shenandoah Telecommunications
•Inteliquent, Inc.	•Windstream Corporation

The benchmarks from the updated 2012 Compensation Study along with those developed from Peer Group data from recent proxy filings formed the initial basis for the competitive analysis considered by the Committee in making decisions regarding 2015 compensation and had been established at the 50th percentile for base salary, short-term incentives as a percentage of salary and long-term incentive payouts for our NEOs and other executive officers.  The Committee generally applies a pay-for-performance philosophy by approving a base salary below the competitive benchmarks and short-term and long-term incentive compensation at or above the competitive benchmarks to place a greater emphasis on the “at-risk” elements of the total direct compensation.

The Committee reviews compensation (including new short-term and long-term incentive grants) for each NEO and all other employees in the first quarter of each fiscal year. Annual salary rates take into consideration each NEO’s performance for the year and are designed to result in an adjusted salary that is within an acceptable range of the target established by the Committee based on competitive benchmarking.

Specifically, the 2015 target base salary for our NEOs was reviewed relative to the benchmark base salary, which was computed with equal weighting given to (i) the compensation for comparable positions as updated from the 2012 Compensation Study, and (ii) the base salary of the comparable position of the Peer Group, both of which were established at the 50th percentile of the market data and adjusted for estimated inflation. For our executive officers other than our CEO, the Committee also gave consideration to the CEO’s recommendation of salary range placements relative to the competitive benchmark based upon attributes such as individual responsibility and experience. After consideration of the competitive analysis and other factors such as internal pay equity and the Committee’s pay-for-performance philosophy that strives to link the interests of our executives with those of our stockholders by placing an emphasis on equity-based compensation, the Committee determined that the base salary for Mr. Broekhuysen and Mr. Drinkhall should be increased to better align their salaries with the competitive benchmarks. Our NEOs adjusted base salaries ranged from approximately 8% to 19% below the competitive benchmark salaries. The base salaries for the remaining NEOs were not adjusted after consideration of the competitive analysis.

The following table shows the annual base salary applicable to each of our NEOs during 2015:

Named Executive Officer	Base Salary
Timothy G. Biltz	$425,000
Johan G. Broekhuysen(1)	$301,600
Diego B. Anderson	$200,000
Mary McDermott	$219,732
Jeffrey Miller	$210,000
Named Executive Officer - Former	Base Salary
Craig Drinkhall(2)	$231,000
(1)	The annual base salary presented for Mr. Broekhuysen was effective July 1, 2015. Previously his base salary was $260,000.
(2)	The annual base salary presented for Mr. Drinkhall was effective July 1, 2015. Previously his base salary was $210,000.

Annual Short-Term Incentive Compensation

We adopt a Team Incentive Plan (“TIP”) on an annual basis, which provides for potential incentive awards. Participation in the TIP is available to all of our salaried-exempt employees with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. The TIP award is equal to the product of (i) the individual’s eligible base salary earnings for the year, (ii) the individual’s targeted short-term incentive percentage up to a maximum percentage provided for in the plan, and (iii) the Company’s weighted performance achievement percentage, subject to possible adjustment based on individual performance. The TIP award gives officers the potential to receive a  payment on or before March 15 of the succeeding year in the form of cash or stock grants based on achievement of specified company-wide performance goals established by the Board of Directors, which are established at the beginning of the year under circumstances set forth in the annual short-term incentive plan. The Committee has full discretion to qualify the annual short-term incentive plan, certify that the performance goals have been achieved, terminate the plan or increase or decrease the funding available to the plan and elect the payment method if applicable. Additionally, a TIP award may be decreased or an additional incentive award may be authorized by the Committee in its discretion as necessary to support the Company’s business needs.

The purpose of the TIP is to focus corporate and individual efforts on the accomplishment of specific financial objectives and to motivate individual participants to achieve or contribute to these objectives. It also serves to assign an at-risk element to each of our NEO’s total compensation based directly on the achievement of desired results.

Each of our NEOs participated in the 2015 TIP. The Committee determined the 2015 benchmark TIP percentages in March 2015 for each of our eligible NEOs after taking into account a similar competitive review as to base salary. The Committee determined that the targeted short-term incentive percentages for the eligible NEOs should be increased to 70% for Messrs. Broekhuysen and Anderson and Ms. McDermott effective July 1, 2015 to be competitive and appropriately aligned with the objectives of our compensation philosophy. This resulted in a blended average TIP rate of 60% for Mr. Anderson and Ms. McDermott and 65% for Mr. Broekhuysen for 2015. Mr. Miller’s targeted short-term incentive percentage was unchanged at 70%.

Mr. Biltz’s annual short-term incentive percentage was established by our Committee at 100% when he was hired in April 2012 based on a competitive market analysis and the Company’s compensation philosophy of having a significant percentage of compensation being “at risk”. The Committee determined not to adjust Mr. Biltz’s short-term incentive after a review and determination that this “at-risk” component of his compensation was at an appropriate level to provide incentive for performance and also competitive relative to the Peer Group for retention and pay equity purposes.

For our NEOs, the company weighted performance achievement percentage for the 2015 TIP was based on our consolidated financial results for the period January 1, 2015 through December 31, 2015 and measured and weighted based on the following two financial metrics in 2015, which were approved by the Committee in March 2015: (i) revenue, net of inter-company eliminations, 50% and (ii) net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to non-controlling interests, other expenses/income

(including public offering costs), equity-based compensation charges, acquisition-related charges, restructuring-related charges, and amortization charges related to benefit plan actuarial gains and losses, which is referred to as Adjusted EBITDA, 50%. The Committee selected these metrics in March 2015 after considering the focus on these metrics by the investment community in evaluating Lumos Networks and the appropriateness and significance of maintaining each of these metrics in 2015.

We believe Adjusted EBITDA is a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is a non-GAAP measure commonly used in the communications and high-speed data transport industry, and by financial analysts and others who follow the industry, to measure operating performance. Additionally, Adjusted EBITDA is a primary financial covenant measure in our senior secured credit facility. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

The Committee set the minimum performance targets for the 2015 TIP at a level that the Committee believed would be the minimum acceptable company performance that would merit a TIP payout, which would be reaching the level of 2014 Adjusted EBITDA, excluding the curtailment gain. The Committee established the performance targets for 100% payout at 101% revenue achievement and 103% Adjusted EBITDA achievement relative to the minimum targets.  The Committee set the maximum TIP payout at 150%, which was believed to be realizable only upon exceptional outperformance of the business objectives.

The following table details the minimum, target and maximum levels that had to be achieved by Lumos in order for a 0%, 100% or 150% payout under the 2015 TIP:

(Dollars in thousands)	Floor (50% Achieved)	Target (100% Achieved)	Ceiling (150% Achieved)

Performance Factor:
Revenue (50% Weighting)	$ 202,000	$ 204,500	$ 207,000
Adjusted EBITDA (50% Weighting)	90,000	93,000	96,000

In March 2016, the Committee approved a TIP payout of $379,950 to Mr. Biltz, $163,173 to Mr. Broekhuysen, $107,280 to Mr. Anderson,  $117,864 to Ms. McDermott and $131,418 to Mr. Miller based on a blended weighted achievement percentage of 89.4% of the revenue and Adjusted EBITDA performance targets.  The Committee elected to pay these TIP bonuses in the form of stock grants made on March 4, 2016. The number of shares delivered were as follows:  30,347 for Mr. Biltz, 13,032 for Mr. Broekhuysen, 8,568 for Mr. Anderson, 9,414 for Ms. McDermott and 10,496 for Mr. Miller, which equals the approved dollar amount of the TIP award divided by the closing price of the Company’s stock on March 4, 2016, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.

Long-Term Incentive Compensation

Long-term incentive compensation (“LTI”) is granted pursuant to our 2011 Equity and Cash Incentive Plan. Our Equity and Cash Incentive Plan defines the incentive arrangements for eligible participants and:

•authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

•provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the Equity and Cash Incentive Plan.

In connection with Mr. Biltz’s May 2015 amended and restated employment agreement, he was granted 100,000 shares of restricted stock with a total grant date fair value of $1,338,000. The restricted shares cliff-vest three years after the grant date.  After consideration of many factors, such as competitiveness of the LTI value in relation to the Peer Group, Mr. Biltz’s experience level, and the fact that Mr. Biltz had not received an equity award grant since he became our CEO in April 2012, the Committee determined that the equity awards created an appropriate alignment between Mr. Biltz and Company value creation.

After review of the total compensation for comparable positions as updated from the 2012 Compensation Study, the total compensation of the comparable position of the Peer Group and for our executive officers other than our CEO, the CEO’s recommendation of stock awards, the Committee granted the following equity awards in March 2015: 60,000 restricted shares to Mr. Broekhuysen, 50,000 restricted shares to Mr. Drinkhall and 7,500 restricted shares each to Mr. Anderson and Ms. McDermott. The grant date fair value of these awards totaled $1,042,800, $869,000, $130,350 and $130,350, respectively. These equity grants will further align the interests of our executives and those of our stockholders.

In 2014, after consideration of Mr. Miller’s outstanding equity awards in relation to LTI targets for comparable positions within the Peer group and among the other executive officers and his increasing internal roles and responsibilities as Senior Vice President – Business Development, the Committee approved grants of multi-year awards of restricted stock and stock options. In light of these multi-year grants, the Committee did not grant additional awards to Mr. Miller in 2015.

Total Direct Compensation

As illustrated by the following table, a substantial portion of targeted 2015 TDC for our NEOs was “at-risk” (approximately 73% on weighted-average target levels for our executive officers).

(1) At-risk incentive compensation in this table includes the target values under the 2015 TIP, which is linked to company performance objectives, and the target values of long-term incentive awards granted in 2015,  in the form of restricted stock, which are subject to market risk.

Stock Ownership Guidelines

Our Board of Directors approved stock ownership guidelines for our executive officers to emphasize the link between officers and the long-term interests of our stockholders and to enhance our public and investor relations by openly communicating to investors, market analysts and the public that officer interests are tied directly to our long-term success through personal capital investment in our common stock. The stock ownership guidelines generally require that each executive own a fair market value of our common stock equal to a multiple of the executive’s base salary as determined by our Board of Directors. The guidelines for our NEOs are as follows: five times annual base salary for our Chief Executive Officer, three times annual base salary for our Executive Vice President, Chief Financial Officer and two times annual base salary for our other NEOs. The guidelines required our NEOs to reach these ownership levels within three years of November 1, 2011, or by October 31, 2014, or, if later, within three years of being appointed CEO or other named executive officer. All of the NEOs are currently in compliance with these guidelines.

Stock Holding Period Guidelines

The terms of the equity awards granted under the long-term incentive plan specify that until such time as the executive has reached his or her stock ownership guideline, he or she will hold 100% of the shares of common stock received upon lapse of the restrictions of restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and the exercise price of the option).

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits all employees and directors from trading in any interest or position relating to the future price of our stock, such as puts, calls, short sales or any other types of derivatives or hedging transactions relating to the future price of our stock.  Our policy also prohibits employees and directors from holding shares of our stock in a margin account or pledging shares of our stock as collateral for a loan.

Employment Agreements

We maintain employment agreements with each of our NEOs. These employment agreements provide that the base salary, TIP participation and certain other benefits would continue throughout the term of the employment agreements, and the agreements also contain non-compete provisions, change of control protection and severance arrangements. The specific details regarding each NEO’s non-compete provisions, change in control protection and severance arrangements are described later in this Compensation Discussion and Analysis, beginning with the section titled “Change in Control and Severance Arrangements.” Specific terms of each employment agreement are as follows:

On May 5, 2015, we entered into an amended and restated employment agreement with our President and Chief Executive Officer, Mr. Biltz. The employment agreement expires on April 30, 2018 and will automatically renew for successive one-year periods thereafter unless notice of termination is previously provided. However, if the employment agreement has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $425,000 per year and target bonus opportunity of 100% of Mr. Biltz’s base salary, which will be paid if the bonus criteria, as set by our Board, for the applicable period are met. The agreement also provided for an equity grant of 100,000 shares of time-based restricted stock.

 In connection with his appointment as our Executive Vice President, Chief Financial Officer we entered into an amended and restated employment agreement with Mr. Broekhuysen, dated as of October 3, 2014. The initial term of the employment agreement was through December 31, 2015 and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $260,000 per year and target bonus opportunity of 60% of Mr. Broekhuysen’s base salary, which will be paid if the bonus criteria, as set by our Board of Directors, for the applicable period are met. Under this agreement, Mr. Broekhuysen received an “initial equity” grant effective upon his appointment of 40,000 shares of restricted stock which vest in full on the third anniversary of his appointment, and an initial equity grant of 100,000 stock options exercisable for shares of common stock, which vest 25% for each full year of his continued employment beginning on the first anniversary of the appointment. In 2015, the Committee approved an annual salary of $301,600 and a target bonus opportunity of 70% of his salary after review of competitive benchmarks effective July 1, 2015.  In March 2016, the term of Mr. Broekhuysen’s employment agreement was extended through April 30, 2018. His employment agreement was not otherwise modified.

We entered into an employment agreement with Mr. Anderson on August 28, 2012. The initial term of the employment agreement ended on December 31, 2013 after which time it has been extended through automatic one-year renewals and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $154,000 per year and a target bonus opportunity of 45% of Mr. Anderson’s base salary, which will be paid if the bonus criteria, as set by our Board of Directors, for the applicable period are met. Both the base salary and target bonus opportunity percentage are subject to an annual review by the Committee. Upon his appointment as Senior Vice President – General Manager in 2014, the Committee approved an annual salary of $200,000 and a target bonus opportunity of 50% of his base salary. In 2015 his target bonus opportunity was increased to 70% after review of competitive benchmarks effective July 1, 2015.  In March 2016, Mr. Anderson’s employment agreement was amended to provide that he would receive certain severance benefits in the event the

Company sells or otherwise divests its rural local exchange carrier operations and does not offer Mr. Anderson an employment opportunity generally comparable in rank and benefits to his current position. His employment agreement was not otherwise modified.

We entered into an amended and restated employment agreement with Ms. McDermott on June 25, 2014. The initial term of the employment agreement ended on December 31, 2015 at which time it will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $219,732 per year and a target bonus opportunity of 50% of Ms.  McDermott’s base salary, which will be paid if the bonus criteria, as set by our Board of Directors, for the applicable period are met. Both the base salary and target bonus opportunity percentage are subject to an annual review by the Committee. In 2015, the Committee approved a target bonus opportunity of 70% of her salary after review of competitive benchmarks effective July 1, 2015. Her employment agreement was not otherwise modified.

Upon hiring Mr. Miller as our Senior Vice President, Business Development, we entered into an employment agreement with him dated May 15, 2013. The initial term of the employment agreement ended on December 31, 2014 at which time it was automatically renewed through December 31, 2015 and will continue to automatically renew for successive one-year periods unless notice of termination is previously provided. However, if the employment agreement term has less than 24 months remaining upon the occurrence of a “change in control,” as such term is defined in the employment agreement, the employment term is automatically extended so that the employment term shall not expire until 24 months following the “change in control.” The employment agreement provides for an initial annual base salary of $210,000 and a target bonus opportunity of 70% of Mr. Miller’s base salary.

Mr. Drinkhall’s 2015 compensation was governed by an employment agreement, which we entered into on February 6, 2012. The employment agreement provided for an initial annual base salary of $180,000 per year and a target bonus opportunity of 45% of Mr. Drinkhall’s base salary, which will be paid if the bonus criteria, as set by our Board of Directors, for the applicable period are met. Both the base salary and target bonus opportunity percentage are subject to an annual review by the Committee. Upon his appointment as Senior Vice President, Chief Technology Officer, the Committee approved an annual salary of $210,000 and in 2015 his target bonus opportunity was increased to 70% after review of competitive benchmarks effective July 1, 2015. His employment agreement was not otherwise modified.

Mr. Drinkhall left the Company in January 2016.  In connection with his departure, the Company and Mr. Drinkhall entered into a Severance Agreement dated as of January 11, 2016.  The severance agreement provides that Mr. Drinkhall will receive certain benefits upon his departure, including the following:  (i) severance payments in an amount equal to 50% of his base salary payable in at-least monthly installments for a period of seven months, beginning with a lump sum payment on the first payroll date occurring after the six months following his “Separation Date” (as defined in the Severance Agreement); (ii) non-compete payments in an amount equal to 50% of his base salary payable in at-least monthly installments for a period of seven months, beginning with a lump sum payment on the first payroll date occurring after the six months following his Separation Date; (iii) a lump sum incentive payment equal to 45% of his base salary to be paid no later than March 15, 2016; (iv) accelerated vesting of 14,060 shares of restricted stock that would have otherwise vested between the Separation Date and March 1, 2016; and (v) continued participation in certain of the Company’s employee welfare benefit plans for seven months. The severance agreement restricts Mr. Drinkhall from competing, directly or indirectly, with the Company or soliciting certain Company employees for a period of seven months.

Qualified Retirement Plan

Lumos Networks offered a qualified pension plan (the “Pension Plan”) to all employees hired before October 1, 2003 to provide an annual retirement benefit. In December 2012, our Board of Directors approved a cost reduction plan which involved an employee reduction-in-force, consolidation of certain facilities and freezing the accumulation of certain postretirement benefits. In connection with this, the Pension Plan was frozen effective December 31, 2012 and no additional benefits will be accrued by participants for services rendered beyond this date. Mr. Anderson and Ms. McDermott are the only current NEOs who are active participants in the Pension Plan.

Non-qualified Supplemental Retirement Plan

In addition to the Pension Plan, we provided the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under Lumos Networks’ tax-qualified plans to those key employees selected to participate. The accumulation of benefits under the SERP was also frozen effective December 31, 2012. The SERP is a non-qualified, unfunded retirement plan that was provided primarily for the purpose of providing our eligible NEOs with retirement benefits not covered by the Pension Plan, and for the portion of their salary which is not covered by any other tax-qualified company-funded retirement benefit. Mary McDermott is the only current NEO eligible for participation in the SERP.

Change of Control Payments

The employment agreements with our NEOs provide our NEOs with change of control protection as described under “Change of Control and Severance Arrangements” later in this proxy statement. We believe that by providing NEOs with this change of control protection, it allows our senior management to focus on maximizing stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control is proposed.

Severance Arrangements with our NEOs

Each NEO’s employment agreement with us provides for severance arrangements upon the occurrence of certain events, as described under “Change of Control and Severance Arrangements” later in this proxy statement. We believe that companies should provide reasonable severance benefits to employees under appropriate circumstances.

Compensation Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, our Board of Directors approved a Compensation Recoupment Policy. The Compensation Recoupment Policy provides that our Board of Directors will have the authority to obtain reimbursement of any portion of any performance based compensation paid or awarded, whether cash or equity based, where the payment or award was predicated upon the achievement of certain financial results or metrics that are subsequently the subject of a restatement or correction, from the officers and from other employees responsible for accounting errors resulting in the restatement or correction.

Perquisites and Other Benefits

The Committee provides certain perquisite benefits to our NEOs. The perquisite offerings are reviewed annually by the Committee and changes are made, if necessary, to align these benefits with those of our peer group. The Committee conducted its annual review in February 2015 and determined that the existing perquisite offerings were appropriate after consideration of total compensation value to our NEOs in relation to our Peer Group.

In addition to the cash and equity compensation discussed above, we provide our NEOs with the same benefit package available to all of our salaried employees. The package includes:

•Health and dental insurance (portion of costs);

•Basic life insurance;

•Long-term disability insurance; and

•Participation in Lumos Networks’ Savings and Security Plan (401(k) plan), including company matching contributions.

We also provide each of our NEOs with a vehicle and gas allowance.

We have a Temporary Living Allowance policy that provides for a temporary living allowance of $4,100 per month for our executive officers who receive a relocation package in conjunction with their employment offer or promotion. The temporary living allowance will cease upon the earlier of the executive officer’s relocation to his/her assigned location or the lapse of two years (unless otherwise approved by the Committee). If the executive officer relocates after receiving temporary living allowance payments, any relocation expense reimbursements will be reduced by the cumulative amount of temporary living allowance already received.  Jeffrey Miller is the only current NEO who received benefits from this policy in 2015.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code (the “Code”), compensation in excess of $1,000,000 paid in any one year to a public corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and our three other most highly compensated executive officers as of the last day of the taxable year other than our Chief Financial Officer. The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by us. A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based” compensation under the 2011 Cash and Equity Incentive Plan will be fully deductible under all circumstances. The Committee addresses this issue when considering compensation arrangements for the executive officers. However, the Committee also believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers.

Advisory Votes on Executive Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent rules and regulations promulgated by the SEC, we are including a non-binding advisory resolution approving the compensation of our named executive officers. The vote on this proposal will be non-binding on the Board and us and will not be construed as overruling a decision by the Board or us. This vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Board or us. However, the Committee values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation, as it deems appropriate.

At the 2015 Annual Meeting of Shareholders, approximately 99% of the shares cast on the proposal were voted for the non-binding advisory resolution approving the compensation of our named executive officers. In light of that result, the Board implemented substantially the same objectives, program and rationale for the compensation of our named executive officers in 2015, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 20 through 44 in this Proxy Statement.

At the 2012 Annual Meeting of Shareholders a large majority of our shareholders approved, on a non-binding basis, the holding of the non-binding vote on the compensation of our named executive officers on an annual basis. As previously disclosed, the Board and management determined to implement an annual advisory vote on the compensation of our named executive officers. As a result, we are including the non-binding advisory resolution approving the compensation of our named executive officers again in this Proxy Statement. See Proposal 2 on page 46 of this Proxy Statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this proxy statement.

Submitted by: Compensation Committee
Julia B. North (Chairperson)
Robert E. Guth
Shawn F. O’Donnell
William M. Pruellage
Brian C. Rosenberg

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks

The Compensation Committee currently consists of Messrs. Guth,  O’Donnell, Pruellage and Rosenberg and Ms. North. No member of the Compensation Committee was an employee of Lumos Networks during the last fiscal year or an officer of Lumos Networks in any prior period. There are no Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Compensation Committee.

Our Audit Committee Charter provides that management shall report to the Audit Committee any proposed “related party” transaction that might be considered material to us or the related party, or required to be disclosed by applicable disclosure rules. The Audit Committee shall be responsible for the review and oversight contemplated by NASDAQ with respect to any such reported transactions. We have not entered into any material related party transactions during 2015 or the period from that date through the date of this proxy statement.

On August 6, 2015, we issued $150 million in aggregate principal amount of 8% Notes due 2022 (the “8% Notes”) to an entity formed by Pamplona Capital Management, LLP (together with another entity formed by Pamplona Capital Management, LLP that acquired warrants to purchase our common stock, “Pamplona”).  Our 8% Notes carry interest expense of approximately $12 million annually.  On August 6, 2015, we issued to a Pamplona entity a warrant to purchase up to 5,500,000 shares of our common stock (the “Warrant”).  The Warrant is exercisable on a cashless basis at an initial exercise price of $13.99 per share and may be net-share settled only.  Based on information provided to the Company by Mr. Pruellage, we do not believe that he has a direct or indirect material financial interest in these transactions.

Summary Compensation Table

The following table summarizes the prior three years’ compensation of our NEOs.

		Salary(1)	Bonus	Stock Awards(2),(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Timothy G. Biltz -	2015	425,000	-	1,767,950	-	-	-	24,294	2,217,244
President and Chief Executive Officer	2014	425,000	-	-	-	-	-	17,281	442,281
	2013	425,000	-	-	-	-	-	39,946	464,946
Johan G. Broekhuysen - Executive Vice President	2015	280,800	-	1,205,973	-	-	-	23,476	1,510,249
and Chief Financial Officer	2014	215,000	15,000	712,900	702,080	-	-	51,239	1,696,219
Diego B. Anderson - Senior Vice President,	2015	200,000	-	237,630	-	-	-	6,981	444,611
General Manager	2014	199,046	-	102,900	98,070	21,809	99,829	7,474	529,128
Mary McDermott - Senior Vice President - Legal	2015	219,732	-	248,214	-	-	-	24,794	492,740
and Regulatory Affairs, Secretary	2014	219,732	-	-	-	-	226,373	21,291	467,396
	2013	219,732	-	273,987	221,835	54,933	-	22,205	792,692
Jeffrey Miller, Senior Vice President of Business	2015	210,000	-	131,418	-	-	-	34,917	376,335
Development	2014	210,000	-	419,700	406,910	-	-	62,874	1,099,484

Former Executive:
Craig M. Drinkhall - Chief Technology Officer	2015	220,500	-	869,000	-	-	-	10,924	1,100,423
	2014	209,200	-	154,350	171,623	-	-	49,974	585,146

(1)	Each of the NEOs has an employment agreement that sets forth his or her respective minimum base salary which is subject to annual adjustments as determined by the Committee.

During 2015, each of the NEOs participated in our 401(k) plan, which allows eligible employees to tax-defer up to 20% of their salary through contributions to their 401(k) plan up to the IRS maximum of $18,000 for 2015. In addition, employees age 50 or older as of the last day of the calendar year are eligible to contribute up to 100% of their salary for the catch up contribution, up to the IRS maximum of $6,000 for 2015. The tax-deferred 401(k) contributions for the NEOs were the following for 2015: $14,022 for Ms. McDermott, $14,792 for Mr. Biltz and $18,000 each for Messrs. Broekhuysen, Anderson and Miller. Mr. Drinkhall contributed $13,527 of his pre-tax earnings to the 401(k) plan. Catch-up contributions to the 401(k) plan for 2015 included $6,000 each for Ms. McDermott and Mr. Miller.

(2)

The following stock award values pertain to restricted shares granted in 2015: $1,388,000 for Mr. Biltz, $1,042,800 for Mr. Broekhuysen and $130,350 each for Mr. Anderson and Ms. McDermott. See the Grant of Plan-Based Awards table below for additional information regarding these awards. These values, as well as presented prior year values, represent the aggregate grant date fair value of stock awards granted during each respective year computed in accordance with FASB ASC 718, Share-Based Payments.  For a discussion of the assumptions used in determining the compensation cost associated with the stock awards granted, see note 9 of the Notes to Consolidated Financial Statements in the Lumos Networks Annual Report on Form 10-K for the year ended December 31, 2015.

(3)

The amounts presented in the Stock Award column also contain the 2015 annual short-term team incentive plan (or TIP) bonuses paid by the Company in the form of stock grants on March 4, 2016. The TIP bonus for all of our NEOs was based on consolidated 2015 revenue and Adjusted EBITDA targets. The achievement percentage was 89.4% based on actual financial results for 2015.

The cash value of the 2015 TIP bonuses for the NEOs are as follows: $379,950 for Mr. Biltz, $163,173 for Mr.

Broekhuysen, $107,280 for Mr. Anderson, $117,864 for Ms. McDermott and $131,418 for Mr. Miller. The Committee elected to make payment of these TIP bonuses in the form of stock grants made on March 4, 2016. The number of shares delivered were as follows:  30,347 for Mr. Biltz, 13,032 for Mr. Broekhuysen, 8,568 for Mr. Anderson, 9,414 for Ms. McDermott and 10,496 for Mr. Miller, which equals the approved dollar amount of the TIP award divided by the closing price of the Company’s stock on March 4, 2016, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.

The cash value of the stock awards is being presented in the Summary Compensation Table as a component of the 2015 compensation of our NEOs because the Compensation Committee considered the bonuses as part of the overall compensation and the performance targets are based on 2015 financial results. The Company believes this presentation best illustrates the total NEO compensation for the year ended December 31, 2015. However, similar to stock awards issued under a long- term incentive plan, the timing and presentation of the compensation amounts in the Summary Compensation Table may differ from the expense recognition in the Company’s financial statements.

(4)

In 2015, the change in value of accumulated pension benefits for both the qualified and non-qualified pension plans was a net decrease. These decreases in value are excluded from the Summary Compensation Table for 2015. The values are based on the earliest date at which there is no early retirement reduction. For Ms. McDermott, the value under the qualified pension plan decreased $16,304 and the value under the non-qualified pension plan decreased $19,880 in 2015. For Mr. Anderson, the value under the qualified pension plan decreased $17,797 in 2015. Mr. Anderson is not a participant in the non-qualified pension plan and no other NEO participates in either plan.

(5)	Included in “All Other Compensation” for 2015 are the following elements that exceed $10,000 and perquisites required to be reported:
▪	automobile allowance offered as a competitive perquisite, which includes a monthly vehicle allowance, gas reimbursement and personal property tax reimbursement;
▪	premium payments on external life insurance policies in accordance with each NEO’s employment agreement; and
•	temporary living expenses of $18,450 for Mr. Miller.

Grants of Plan-Based Awards

The following table summarizes awards made to our NEOs during the year ended December 31, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Timothy G. Biltz	5/6/2015							100,000	(2)			1,388,000
	N/A				-	425,000	637,500
Johan G. Broekhuysen	3/9/2015							60,000	(3)			1,042,800
	N/A				-	182,520	273,780
Diego B. Anderson	3/9/2015							7,500	(3)			130,350
	N/A				-	120,000	180,000
Mary McDermott	3/9/2015							7,500	(3)			130,350
	N/A				-	131,839	197,759
Jeffrey Miller	N/A				-	147,000	220,500

Former Executive:
Craig M. Drinkhall	3/9/2015							50,000	(4)			869,000

(1)

The 2015 TIP plan was measured and weighted based on the following two factors for 2015, as determined by management and approved by the Committee: (i) revenue, 50% and (ii) Adjusted EBITDA, 50%.  The blended weighted performance achievement based on these factors was 89.4%. After consideration of the 2015 financial results, the Committee approved incentive payments under the 2015 TIP for our NEOs as follows: $379,950 for Mr. Biltz, $163,173 for Mr. Broekhuysen, $107,280 for Mr. Anderson, $117,864 for Ms. McDermott and $131,418 for Mr. Miller. The Committee elected to make payment of these TIP bonuses in the form of stock grants made on March 4, 2016. The number of shares delivered are as follows: 30,347 for Mr. Biltz, 13,032 for Mr. Broekhuysen, 8,568 for Mr. Anderson, 9,414 for Ms. McDermott and 10,496 for Mr. Miller, which equals the approved dollar amount of the TIP award divided by the closing price of the Company’s stock on March 4, 2016, rounded down to exclude fractional shares. The stock grants vested immediately upon issuance.

(2)

On May 6, 2015, the Committee approved grants of restricted stock awards to Mr. Biltz in consideration of his amended and restated employment agreement. The adjusted closing stock price for our common stock on the date of the grant, which also represents the fair value of the restricted stock awards, was $13.88 per share.

(3)

On March 9, 2015, the Committee approved grants of restricted stock awards to Mr. Broekhuysen, Mr. Anderson and Ms. McDermott after consideration of the Compensation Study performed in 2012, total compensation in relation to that of comparable positions of the peer group and CEO recommendation. The adjusted closing stock price for our common stock on the date of the grant, which also represents the fair value of the restricted stock awards, was $17.38 per share.

(4)

On March 9, 2015, the Committee approved the grant of a  restricted stock award to Mr. Drinkhall after consideration of the Compensation Study performed in 2012, total compensation in relation to that of comparable positions of the peer group and CEO recommendation. The adjusted closing stock price for our common stock on the date of the grant, which also represents the fair value of the restricted stock award, was $17.38 per share. These restricted shares were forfeited in their entirety upon Mr. Drinkhall's separation from the Company on January 15, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards for our NEOs which were outstanding as of December 31, 2015.

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(20)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	(#)	(#)		(#)	($)	Date	(#)		($)	(#)	($)
Timothy G. Biltz	4/26/2012	250,000	-		-	8.73	4/26/2022	-		-	-	-
	4/26/2012	-	125,000	(1)	-	8.73	4/26/2022	-		-	-	-
	4/26/2012	125,000	-		-	8.73	4/26/2022	-		-	-	-
	5/6/2015	-	-		-	-	-	100,000	(2)	1,120,000	-	-
Johan G. Broekhuysen	3/1/2013	8,209	12,314	(3)	-	11.31	3/1/2023	-		-	-	-
	3/1/2013	-	-		-	-	-	6,867	(4)	76,910	-	-
	3/25/2014	1,250	3,750	(5)	-	13.46	3/25/2024	-		-	-	-
	3/25/2014	-	-		-	-	-	5,000	(6)	56,000	-	-
	10/3/2014	25,000	75,000	(7)	-	16.14	10/3/2024	-		-	-	-
	10/3/2014	-	-		-	-	-	40,000	(8)	448,000	-	-
	3/9/2015	-	-		-	-	-	60,000	(9)	672,000
Diego B. Anderson	3/5/2007	3,801	-		-	14.32	3/5/2017	-		-	-	-
	3/3/2008	2,534	-		-	16.83	3/3/2018	-		-	-	-
	3/2/2009	3,801	-		-	14.23	3/2/2019	-		-	-	-
	3/1/2010	3,801	-		-	13.77	3/1/2020	-		-	-	-
	2/28/2011	3,801	-		-	15.33	2/28/2021	-		-	-	-
	11/11/2011	4,042	-		-	15.52	11/11/2021	-		-	-	-
	2/29/2012	6,101	2,034	(10)	-	12.80	2/28/2022	-		-	-	-
	3/1/2013	6,321	9,482	(3)	-	11.31	3/1/2023	-		-	-	-
	3/1/2013	15,803	-		-	11.31	3/1/2023	-		-	-	-
	3/1/2013	-	-		-	-	-	7,000	(11)	78,400	-	-
	3/1/2013	-	-		-	-	-	5,287	(4)	59,214	-	-
	1/8/2014	2,500	7,500	(12)	-	20.58	1/8/2024	-		-	-	-
	1/8/2014	-	-		-	-	-	5,000	(13)	56,000	-	-
	3/9/2015	-	-		-	-	-	7,500	(9)	84,000	-	-
Mary McDermott	3/5/2007	10,319	-		-	14.32	3/5/2017	-		-	-	-
	3/3/2008	10,319	-		-	16.83	3/3/2018	-		-	-	-
	3/2/2009	10,319	-		-	14.23	3/2/2019	-		-	-	-
	3/1/2010	34,594	-		-	13.77	3/1/2020	-		-	-	-
	2/28/2011	29,256	-		-	15.33	2/28/2021	-		-	-	-
	2/29/2012	15,904	5,302	(10)	-	12.80	2/28/2022	-		-	-	-
	3/1/2013	15,032	22,548	(3)	-	11.31	3/1/2023	-		-	-	-
	3/1/2013	37,580	-		-	11.31	3/1/2023	-		-	-	-
	3/1/2013	-	-		-	-	-	12,574	(4)	140,829	-	-
	3/9/2015	-	-		-	-	-	7,500	(9)	84,000	-	-
Jeffrey Miller	5/15/2013	-	65,000	(14)	-	16.50	5/15/2023	-		-	-	-
	5/15/2013	26,000	39,000	(15)	-	16.50	5/15/2023	-		-	-	-
	5/15/2013	-	-		-	-	-	14,007	(16)	156,878	-	-
	5/15/2013	-	-		-	-	-	21,000	(17)	235,200	-	-
	5/12/2014	17,500	52,500	(18)	-	13.99	5/12/2024	-		-	-	-
	5/12/2014	-	-		-	-	-	30,000	(19)	336,000	-	-

Former Executive:
Craig M. Drinkhall	2/6/2012	7,279	2,427	(10)	-	16.21	2/6/2022	-		-	-	-

(1)

The stock options granted on April 26, 2012 vest on the earlier of (i) the first date on which the closing price of a share of the Company’s common stock equals or exceeds $22.50 for 20 out of 30 consecutive trading days and (ii) December 31, 2018.

(2)	The restricted stock awards granted on May 6, 2015 vest on May 6, 2018.
(3)	The stock options granted on March 1, 2013 vest as follows: 40% on March 1, 2015 and 20% of each of March 1, 2016, 2017 and 2018.
(4)	The restricted stock awards granted on March 1, 2013 vest as follows: 331/3% on each of March 1, 2016, 2017 and 2018.
(5)	The stock options granted on March 25, 2014 vest as follows: 25% on each of March 25, 2015, 2016, 2017 and 2018.
(6)	The restricted stock awards granted on March 25, 2014 vest on March 25, 2017.
(7)	The stock options granted on October 3, 2014 vest as follow: 25% on each of October 3, 2015, 2016, 2017, and 2018.
(8)	The restricted stock awards granted on October 3, 2014 vest on October 3, 2017.
(9)	The restricted stock awards granted on March 9, 2015 vest on March 9, 2018.
(10)	The stock options granted on February 29, 2012 vest as follows: 25% on each of February 29, 2013, 2014, 2015 and 2016.
(11)	The restricted stock awards granted on March 1, 2013 vest on March 1, 2016.
(12)	The stock options granted on January 8, 2014 vest as follows: 25% on each of January 8, 2015, 2016, 2017 and 2018.
(13)	The restricted stock awards granted on January 8, 2014 vest on January 8, 2017.
(14)	The stock options granted on May 15, 2013 vest as follows: 40% on May 15, 2015 and 20% on each of May 15, 2016, 2017 and 2018.
(15)	The stock options granted on May 15, 2013 vest on the first date on which the closing price of a share of the Company’s common stock equals or exceeds $22.50 for 20 out of 30 consecutive trading days.
(16)	The restricted stock awards granted on May 15, 2013 vest as follows: 331/3% on each of May 15, 2016, 2017 and 2018.
(17)

The restricted stock awards granted on May 15, 2013 vest on the first date on which the closing price of a share of the Company’s common stock equals or exceeds $22.50 for 20 out of 30 consecutive trading days.

(18)	The stock options granted on May 12, 2014 vest as follows: 25% on each of May 12, 2015, 2016, 2017 and 2018.
(19)	The restricted stock awards granted on May 12, 2014 vest on May 12, 2017.
(20)	The market value of Lumos Networks’ common stock as of December 31, 2015 was $11.20 per share.

Option Exercises and Stock Vested

The following table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of restricted stock awards during the year ended December 31, 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized Upon Exercise(1)	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting(2)
Name	(#)	($)	(#)	($)
Timothy G. Biltz	-	-	27,500	367,194
Johan G. Broekhuysen	-	-	12,136	141,748
Diego B. Anderson	2,534	13,988	2,626	45,220
Mary McDermott	-	-	6,845	117,871
Jeffrey Miller	-	-	6,993	95,594

Former Executive:
Craig Drinkhall	-	-	3,121	57,083

(1)	Amount represents the aggregate market value on the exercise date of stock options less the cost (strike price x number of shares).
(2)

Amount shown is the aggregate market value on the vesting date of restricted stock awards. These amounts would include the value of shares that we withheld to satisfy the employee’s minimum tax withholding obligations that arose upon vesting of the restricted stock awards, if applicable.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of our NEOs under our qualified and nonqualified pension plans.

		Number of Years Credited Service	Present Value of Accumulated Benefits(3)	Payments During the Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Timothy G. Biltz	Retirement Plan for Employees of Lumos Networks(1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
Johan G. Broekhuysen	Retirement Plan for Employees of Lumos Networks(1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A
Diego B. Anderson	Retirement Plan for Employees of Lumos Networks(1)	14	373,351	--
	Supplemental Executive Retirement Plan(2)	N/A	N/A	--
Mary McDermott	Retirement Plan for Employees of Lumos Networks(1)	12	544,875	--
	Supplemental Executive Retirement Plan(2)	12	388,814	--
Jeffrey Miller	Retirement Plan for Employees of Lumos Networks(1)	N/A	N/A	N/A
	Supplemental Executive Retirement Plan(2)	N/A	N/A	N/A

(1)We sponsor a defined benefit pension plan (the “Pension Plan”) to provide retirement benefits for eligible employees that were hired by NTELOS prior to October 1, 2003. Mr. Anderson and Ms. McDermott are the only NEOs who are active participants in the Pension Plan. Messrs. Biltz, Broekhuysen and Miller are not eligible to participate in the Pension Plan because they were hired after October 1, 2003. The Pension Plan is funded entirely by company contributions and there is a five-year cliff vesting period. The accrued benefit is based on the monthly highest average compensation over a consecutive five-year period of employment with the Company and the NEO’s years of benefit service under the Pension Plan. A year of benefit service is a year in which a participant completes at least 1,000 hours of service. Compensation as defined in this plan includes total compensation from us for the year, increased by any pre-tax contributions made under the 401(k) plan and /or (Section 125) cafeteria plan. No more than the IRS maximum allowable compensation, or $265,000 for 2015, is taken into account for Pension Plan purposes. The Pension Plan was frozen effective December 31, 2012 and therefore no further benefits are accrued by participants for services rendered beyond that date.

A NEO may elect early retirement any time after age 55 and the completion of five years of service.  As of December 31, 2015, Ms. McDermott was the only NEO eligible for such early retirement.  If the NEO retires on or after an early retirement date, but prior to the normal retirement date (age 65 and the completion of five years of service), such NEO will be entitled to receive a monthly benefit commencing on the normal retirement date.  If the NEO elects to have the monthly benefit commence prior to his or her normal retirement date, the monthly benefit will be reduced to reflect the earlier distribution of the benefit.

The following schedule outlines the percent of benefit a NEO would receive if the NEO elects to have the monthly benefit commence prior to the normal retirement date:

	Percentage That Applies to Base Formula
	Participants Whose Age and Years of Service Equal at Least 85
Age at Retirement	Percentage That Applies to Covered Compensation	Percentage that Applies to Compensation in Excess of Covered Compensation	Participants With at Least 25 Years of Service	All Other Participants
64	100.00%	100.00%	100.00%	93.33%
63	100.00%	100.00%	100.00%	86.67%
62	100.00%	100.00%	100.00%	80.00%
61	100.00%	95.00%	73.33%	73.33%
60	100.00%	90.00%	66.67%	66.67%
59	100.00%	85.00%	63.33%	63.33%
58	100.00%	80.00%	60.00%	60.00%
57	100.00%	75.00%	56.67%	56.67%
56	100.00%	68.80%	53.33%	53.33%
55	100.00%	63.20%	50.00%	50.00%

As noted in the above table, if a NEO has completed at least 25 years of benefit service and is at least 62 years of age, there will be no reduction for early retirement. Also noted in the above table, if the sum of the NEO’s age and years of benefit service equal 85 or more (“Rule of 85”), there will be no reduction in the benefit up to the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security retirement age (“Covered Compensation”). For Mr. Anderson, the Pension Benefits Table above reflects the present value of accumulated benefits at age 58, at which time he will meet the Rule of 85. He can retire on June 1, 2026 with no reduction in his pension benefit. For Ms. McDermott, the Pension Benefits Table above reflects the present value of accumulated benefits at age 65, as she will reach age 65 before she meets the Rule of 85.  She can retire on February 1, 2020 with no reduction in her pension benefit.

 (2)In addition to the Pension Plan, the Company also sponsors an Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under its tax-qualified plans to those key employees selected to participate.

At December 31, 2015, the vested SERP Benefit Percentages was 44.0% for Ms. McDermott.  If a NEO voluntarily terminates employment with us, without good reason (as defined in the employment agreements), prior to reaching the normal retirement date or the Rule of 85, the payout is reduced by 50% to reflect early commencement based on the reasonable actuarial factors and assumptions employed under the Pension Plan.  If a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control occurs, each NEO will receive credit for an additional two years of service, which would result in a SERP Benefit Percentage of 48.0% for Ms. McDermott as of December 31, 2015.  Additionally, if a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control and a concurrent termination occurs prior to what would have been the NEO’s normal retirement date, the 50% early commencement reduction shall not be reduced below the minimum benefit percentage calculated consistent with the methodology employed in the Pension Plan (as set forth in the SERP plan document).  The minimum SERP Benefit Percentage would be 83.0% if Ms. McDermott were terminated without cause, if she terminated employment for good reason or if a change of control and concurrent termination occurred on December 31, 2015.

The SERP was frozen effective December 31, 2012 and therefore no further benefits are accrued by participants for services rendered beyond that date.

(3)The present value of accrued Pension benefits is as of December 31, 2015. For a discussion of the assumptions used in quantifying the present value of the current accrued benefit, see Note 11 of the Notes to Consolidated Financial Statements in the Lumos Networks Annual Report on Form 10-K for the year ended December  31, 2015.

Change of Control and Severance Arrangements

Change of Control Arrangements

The employment agreements we have with our NEOs provide our NEOs with change of control protection.  A “change of control” is defined in each of the NEO’s employment agreements to mean any of the following events, except that a change of control does not include any of the events described below that occurs directly or indirectly as a result of or in connection with Pamplona and/or their affiliates, related funds and co-investors becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Lumos Networks securities representing more than 51% of the combined voting power of the then outstanding securities, or the Lumos Networks’ stockholders approve a merger, consolidation or reorganization between Lumos Networks and any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization of Pamplona and/or their respective affiliates, related funds and co-investors acquire more than 51% of the combined voting power of the then outstanding securities of Lumos Networks:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Lumos Networks securities representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

•

consummation of a merger, consolidation or reorganization between us and any other company, or a sale of all or substantially all of the Lumos Networks assets (a “Transaction”), other than (i) a Transaction that would result in the Lumos Networks voting securities outstanding immediately prior thereto continuing to represent either directly or indirectly more than 51% of the combined voting power of the then outstanding securities of Lumos Networks or such surviving or purchasing entity;

•	the Lumos Networks stockholders approve a plan of complete liquidation for Lumos Networks and such liquidation is consummated; or
•

during any period of 12 consecutive months commencing on the effective date of each NEOs’ employment agreement (the “Effective Time”), (i) the individuals who constituted the Lumos Networks board of directors on the Effective Time, and (ii) any new director who either (A) was elected by the board of Lumos Networks or nominated for election by the Lumos Networks’ stockholders and whose election or nomination was approved by a vote of more than 50% of the directors then still in office who either were directors on the Effective Time, or whose election or nomination for election was previously so approved or (B) was appointed to the board of Lumos Networks pursuant to the designation of Pamplona, cease for any reason to constitute a majority of the board.

In the event of the occurrence of both (i) a change of control and (ii) a concurrent termination of a NEO in accordance with his or her employment agreement and assuming these events took place on December 31, 2015, each of our current NEOs will be entitled to the following estimated payments and accelerated vesting:

	Cash and Other Benefits(1)	Accelerated Vesting of Outstanding Unvested Shares(2)	Accelerated Vesting of Unexercisable Stock Options(3)	Total(4)
Named Executive Officer	($)	($)	($)	($)
Timothy G. Biltz	1,594,716	1,120,000	308,750	3,023,466
Johan G. Broekhuysen	619,753	1,252,910	-	1,872,663
Diego B. Anderson	419,775	277,614	-	697,390
Mary McDermott	1,965,125	224,829	-	2,189,954
Jeffrey Miller	805,322	728,078	-	1,533,400

(1)

These payments include the present value of the following payments and benefits:  (a) termination payment, (b) non-compete payment, (c) earned and unpaid TIP amounts (d) TIP payment for the severance period, (e) continued participation in the welfare benefit plans during the termination period and (f) accrued pension and SERP benefit, if applicable, such amount payable over time in the form of an annuity commencing at the later of age 55 or the date of termination.

(2)

Represents the number of accelerated restricted shares multiplied by the market price per share of our common stock on December 31, 2015 of $11.20.  For details on each NEO’s unvested restricted stock outstanding as of December 31, 2015, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.

(3)

Includes the value of 100% of each NEO’s unexercisable stock options at the market price per share of our common stock on December 31, 2015 of $11.20, less the required exercise payment price per share.  For details on each NEO’s unexercisable stock options outstanding as of December 31, 2015, see the table titled “Outstanding Equity Awards at Fiscal Year End” included herein.

(4)

In addition, each NEO will be entitled to payment of the NEO’s earned and unpaid base salary to the date of termination, if any.  The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with the Lumos Networks policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the Lumos Networks employee benefit plans.  Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

In the event of a change of control and a NEO is still employed by Lumos Networks at such time, the term of each employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change of control.  Upon the occurrence of a change of control and a NEO remains employed by us and assuming the change of control took place on December 31, 2015, each of our current NEOs will be entitled to the following estimated payments:

Cash and Other Benefits(1)
Named Executive Officer	($)
Timothy G. Biltz	-
Johan G. Broekhuysen	-
Diego B. Anderson	-
Mary McDermott	826,609
Jeffrey Miller	-

(1)

Includes the present value of a SERP lump sum payment, if applicable, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting.

Severance Arrangements

Each NEO’s employment agreement with us provides for severance arrangements upon the occurrence of certain events.  Each NEO’s employment agreement terminates automatically upon his or her death.  In addition, we may terminate the NEO’s employment if he or she becomes disabled.  The Company may also terminate the NEO’s employment for any other reason with or without cause (as defined in the employment agreement).  The NEO may terminate his or her employment upon prior written notice of at least 60 days.  If the NEO terminates his or her employment for good reason (as defined in the employment agreement), it will be deemed a termination of the NEO’s employment without cause by Lumos Networks.

If the NEO’s employment with Lumos Networks is terminated for any reason, the NEO is entitled to receive (i) earned and unpaid base salary to the date of termination; (ii) unreimbursed business and entertainment expenses; and (iii) the employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans.  If the NEO’s employment with Lumos Networks is terminated other than for cause or if he or she terminates his/her employment for good reason, the NEO also will be entitled to receive a pro rata portion of his/her bonus payments from the TIP for that year.  If the NEO is terminated, other than for cause or upon death or disability, or if he or she terminates his or her employment with Lumos Networks for good reason, the NEO is entitled to receive (i) a percentage of his or her base salary (50% for Messrs. Broekhuysen, Anderson and Miller and 75% for Ms. McDermott) for a 12 month termination period, with the exception of Mr. Biltz, who would receive 50% of his salary for a 24 month termination period; (ii) a lump sum, determined on a net present value basis, equal to the full bonus potential under the TIP for the year of the termination; and (iii) continued participation in the employee welfare benefit plans (other than disability and life insurance) for the termination period.  To the extent necessary to comply with Section 409A of the Code, Lumos Networks will delay termination payments for a period of six months after termination or, if earlier, until the NEO’s death, as necessary to avoid any excise tax.  After such delay expires, all payments which would have otherwise been required to have been made during such delay period shall be paid to the NEO in one lump sum payment.  Thereafter, the percentage of base salary payments will continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date.  If the NEO dies while still an employee of Lumos Networks, the NEO’s surviving spouse or, if none, the NEO’s estate is entitled to payment of any earned and unpaid bonus payments under the TIP for that year, and the death benefits under the Lumos Networks employee benefit plans will be paid to the NEO’s beneficiaries.

In addition, if the NEO is terminated without cause or if he terminates his employment with Lumos Networks for good reason, the remaining unvested portion of the restricted shares of Lumos Networks common stock owned by such NEO will generally vest proportionately based on the number of full years that have elapsed since the grant date of the restricted shares through the date of termination.

In the event Lumos Networks terminates the NEO’s employment involuntarily and without cause in contemplation of or within nine months after a change of control, then the NEO’s stock option and restricted stock awards generally will fully vest and become exercisable immediately prior to such NEO’s termination date.  A NEO’s employment will be considered to have been terminated “in contemplation of” a change of control only if Lumos Networks makes a public announcement or files a report or proxy statement with the SEC disclosing a transaction or series of transactions, which, if completed, would constitute a change of control and a NEO’s employment is terminated by Lumos Networks without cause during the period beginning with such disclosure and ending the earlier of (x) the date that the Lumos Networks’ board of directors, acting in good faith, adopts a resolution stating that the transaction or series of transactions will not be completed or (y) the date that such transaction or series of transactions is completed.

Beginning with the March 1, 2013 grants and those granted thereafter unless the Committee approves additional changes, the awards vest and become exercisable if the NEO’s employment is terminated involuntarily and without cause in contemplation of a change of control that occurs within 12 months of the termination and for performance-based awards only if the price per share the shareholders receive for their common stock in connection with the change in control equals or exceeds the stock price threshold set forth in the grant agreement. Furthermore, performance-based awards would fully vest and become exercisable in the event the NEO remains continuously employed with the Company until the change in control and the per share price the shareholders receive for their common stock in connection with the change in control exceeds the stock price target threshold set forth in the grant agreement.

If any benefits payable or to be provided under the employment agreements and any other payments from Lumos Networks or any affiliate would subject the NEO to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow the NEO to receive a greater net after tax amount than the NEO would receive without such reduction.

As part of each NEO’s employment agreement and as consideration for the termination payments described above, during the NEO’s employment with Lumos Networks and for a period of time thereafter (24 months for Mr. Biltz and 12 months for Messrs. Broekhuysen, Anderson, McDermott and Miller), which we refer to as the non-competition period, the NEO will (i) not compete, directly or indirectly, with Lumos Networks or any Lumos Networks subsidiary or (ii) solicit certain current and former employees.  As consideration for the NEO’s non-competition and non-solicitation agreement, the NEO (with the exception of Mr. Biltz) will receive an amount equal to a percentage of his base salary during the non-competition period, but only if Lumos Networks has terminated the NEO without cause or if the NEO has terminated his or her employment for good reason. The applicable percentages are 50% for Messrs. Biltz, Broekhuysen, Anderson and Miller and 25% for Ms. McDermott.    If the NEO breaches any of the non-competition or non-solicitation restrictions, the NEO will not receive any further payments and the NEO will repay any payments previously received.  The agreements also prohibit the NEOs from using any of confidential or proprietary information belonging to Lumos Networks at any time for any reason not connected to their employment with Lumos Networks.

The following table shows the estimated payments and benefits for our NEOs under the various termination scenarios discussed above assuming the triggering event took place on December 31, 2015 and the price per share of Lumos Networks common stock was $11.20 per share, the closing market price as of that date.

	Timothy G. Biltz	Johan G. Broekhuysen	Diego B. Anderson	Mary McDermott	Jeffrey Miller
Triggering Event	($)	($)	($)	($)	($)
Termination for cause (1)	-	-	-	505,545	-
Voluntary termination (2)	376,752	161,799	106,377	1,287,157	130,312
Retirement (3)	376,752	161,799	106,377	1,287,157	130,312
Death (4)	2,676,752	992,554	516,183	1,975,107	781,723
Disability (5)	2,324,312	2,793,620	1,642,121	1,581,431	1,562,741
Termination without cause or termination
by the NEO for good reason (6)	1,594,716	784,202	502,577	2,035,540	757,435

(1)Includes the present value of accrued pension benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction.

(2)Includes the present value of accrued pension and SERP benefits, if applicable, which amounts shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which represent a 50% early benefit commencement reduction and any earned, but unpaid TIP amounts.

(3)For each NEO, except Ms. McDermott, the amounts are equal to the voluntary termination scenario because no NEO except for Ms. McDermott is eligible for retirement (age 65 with the completion of five years of service) or early retirement (age 55 with the completion of five years of service) on December 31, 2015.

(4)Includes the present value of the following payments and benefits: a) accrued pension benefits payable to the surviving spouse, if applicable, which amounts represent a one-half survivor annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which reflects a 50% early benefit commencement reduction, b) accrued SERP benefits payable to the surviving spouse, if applicable, which shall be payable over time in the form of an annuity commencing at the later of the date which the deceased NEO would have attained age 55 or the date of death and which amounts represent a 50% early benefit commencement reduction, c)

life insurance payment, which is a liability of the life insurance company, representing one time each NEO’s annual salary up to $300,000, for which Lumos Networks pays the premiums and which is a benefit provided to all full-time employees and d) executive supplemental life insurance payout in accordance with each of the NEO’s employment agreements, which is a liability of the life insurance company.  The above amounts do not include supplemental life insurance payment, if applicable, for which each NEO paid the full premium and which is a benefit provided to all full-time employees.  Supplemental life insurance is a liability of the life insurance company.

(5)Includes the present value of the following payments and benefits: a) accrued pension benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and which amounts represent a 50% early benefit commencement reduction, b) accrued SERP benefits, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination for those participating NEOs with seven or more years of service and which amounts represent a 50% early benefit commencement reduction, c) disability incentive payment, if applicable, which is equal to the target TIP payment that the employee would have been eligible to receive prorated for the employment period, and d) long-term disability coverage until age 65, which is a benefit provided for all Lumos Networks full-time employees and which is a liability of Lumos Networks’ long-term disability provider.  The net present value of the long-term disability coverage reported in the table would be reduced by the net present value of social security benefits beginning at age 55.

(6)Includes the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) TIP payment for the severance period, (d) continued participation in the welfare benefit plans during the termination period, (e) participation in the post-retirement medical and life insurance benefits plan, regardless of whether our NEOs are otherwise eligible to participate in such plan, (f) accrued Pension benefit, if applicable, payable over time in the form of an annuity commencing at the later of age 55 or the date of termination and reflecting an early benefit commencement reduction, (g) accrued SERP benefit, if applicable, which shall be payable over time in the form of an annuity commencing at the later of age 55 or the date of termination, with additional vesting of two years for purposes of this calculated benefit and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage as described above and (h) the market value of shares of restricted stock held by our NEOs which vesting would be accelerated, as described above.

In addition to the payments for each of the termination scenarios included in the table above, each NEO will be entitled to payment of his or her earned and unpaid base salary to the date of termination.  The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with the Company’s policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with Lumos Networks employee benefit plans.  Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

As described above, Mr. Drinkhall left the Company in January 2016.  In connection with his departure, the Company and Mr. Drinkhall entered into a Severance Agreement dated as of January 11, 2016.  The severance agreement provides that Mr. Drinkhall will receive certain benefits upon his departure, resulting in payments and benefits totaling $238,700.

PROPOSAL 2 – Non-Binding ADVISORY RESOLUTION to Approve the Compensation of our Named Executive Officers

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 20 to 44 of this proxy statement.

Our Compensation Committee designs our compensation program for our named executive officers to reward the achievement of our short-term and long-term objectives.  The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success.  The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance.  Our compensation program also reflects competition and best practices in the marketplace.  The mix of compensation components is competitive with that of other companies of similar size and operational characteristics while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management.

Based on its review of the total compensation of our named executive officers for fiscal year 2015, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable.  The Compensation Committee believes our compensation program effectively achieves the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of stockholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale.  We urge you to read this disclosure before voting on this proposal.

For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table, the other related tables and accompanying narrative, set forth on pages 20  to  44 of the proxy statement.”

Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors.  Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.  However, the Compensation Committee values the opinions that our stockholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

AUDIT COMMITTEE

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report.  The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	our accounting and financial reporting processes;
•	the reliability of our consolidated financial statements in accordance with U.S. generally accepted accounting principles;
•	the effective evaluation, analysis and management of our financial risks;
•	legal and tax related matters and our compliance with laws and regulations;
•	the maintenance of an effective and efficient internal audit function; and
•

the planning, conduct and performance of and the compensation paid for the annual audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting by an independent registered public accounting firm.

The Audit Committee operates under a written charter.  The Audit Committee charter provides that the Audit Committee shall preserve open avenues of communication among the external auditors, internal auditors, financial management, senior management, the Audit Committee and the Board of Directors.  The Audit Committee has reviewed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee.  Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels.  The Audit Committee is accountable and responsible to the full Board of Directors.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of four non-employee directors: Mr. Vaughn (Chairperson), Mr. Aquino, Mr. Robinson and Mr. Sicoli.  Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee.  The Board of Directors has determined that Messrs. Robinson, Sicoli and Vaughn are each an “audit committee financial expert,” as defined by regulations promulgated by the SEC.  The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements set forth in the NASDAQ Listing Standards.

Election and Meetings

The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified.  Each member of the Audit Committee shall serve at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion.  The Board of Directors shall designate the Chairperson of the Audit Committee.

The Audit Committee meets quarterly, or more frequently as circumstances require.  The Audit Committee met eight times during 2015.  The Audit Committee meets as often as it deems advisable with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed.  In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our consolidated financial statements.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following for the year ended December 31, 2015:

Documents/Reports Review

1.Reviewed and discussed our annual consolidated financial statements, management’s report on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

2.Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited consolidated financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10‑Q and Annual Report on Form 10‑K.  Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Independent Registered Public Accounting Firm

3.Recommended to the Board of Directors the selection of KPMG LLP as our independent registered public accounting firm for 2016.  The Audit Committee evaluates the performance of the independent registered public accounting firm on an annual basis.  The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed in connection with the conduct of the annual audit by PCAOB Auditing Standard No. 16, Communications with Audit Committees. These discussions included the scope of audit and the independent registered public accounting firm’s professional responsibilities; the overall audit strategy, timing of the audit and significant risks; accounting policies and practices, estimates, significant unusual transactions and related parties; the auditors’ evaluation of the quality of our financial reporting; the auditors’ responsibility for other information containing our audited consolidated financial statements; difficult or contentious matters for which the auditors consulted;  management’s consultation with other accountants; uncorrected and corrected misstatements identified by the auditors; the completeness and clarity of disclosures in our consolidated financial statements; and any disagreements with management or other difficulties encountered in performing the audit.  In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence).

4.Pre-approved all permissible services performed by and the related fees and other compensation paid to KPMG LLP.  Monitored compliance with our pre-approval policies and procedures, and otherwise pre-approved all audit and non-audit services of KPMG LLP.

5.Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal control over financial reporting and the completeness and accuracy of our consolidated financial statements.

Financial Reporting Process

6.In consultation with representatives of the independent registered public accounting firm, our internal audit function, and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

7.Considered any significant judgments made in management’s preparation of our consolidated financial statements and management’s view of each as to the appropriateness of such judgments.

8.Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting policies and practices as applied to our financial reporting.

Legal Compliance/Risk Management; General

9.Reviewed legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our consolidated financial statements.

10. Reviewed and discussed with management our major financial and operating risks and exposures and the steps management has taken to monitor, manage and control such risks and exposures, including our risk assessment and risk management policies.

11. Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting.  During the year ended December 31, 2015, management updated the documentation and performed testing and evaluation of our internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.  In this regard, the Audit Committee received periodic updates provided by management, the internal auditors and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. Based on the Audit Committee’s discussions with management and KPMG LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal controls over financial reporting in our Annual Report on Form 10‑K for the year ended December 31, 2015 filed with the SEC.

Submitted by: Audit Committee

Jerry E. Vaughn (Chairperson)
Peter D. Aquino
Michael K. Robinson
Michael T. Sicoli

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on our consolidated financial statements and the effectiveness of our internal control over financial reporting as of the year ending December 31, 2016.  We have employed KPMG LLP as our independent registered public accounting firm beginning with the year ended December 31, 2011.  It is expected that a representative of KPMG LLP will be present at the 2016 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

The following table sets forth the fees billed or expected to be billed to us by KPMG LLP for audit and other services relating to the years ended December 31, 2015 and 2014.

	2015 ($)	2014 ($)
Audit fees	764,500	649,000
Audit-related fees	-	-
Tax fees	-	-
All other fees	1,650	1,650
Total	766,150	650,650

Audit Fees

Audit fees generally include fees for services and reimbursement of expenses paid by us to KPMG LLP in connection with the annual audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting, as well as KPMG LLP’s quarterly reviews of our interim consolidated financial statements during the year. Audit fees further include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by our independent auditors.  Such services include comfort letters and consents related to SEC registration statements and certain reports relating to our regulatory filings.  For the years ended December 31, 2015 and 2014, fees and reimbursement of expenses for such services included in audit fees above totaled $90,500 and $6,000, respectively.

Audit Related Fees

KPMG LLP did not perform any audit-related services for us during the years ended December 31, 2015 and 2014.

Tax Fees

KPMG LLP did not perform any tax services for us during the years ended December 31, 2015 and 2014.

All Other Fees

All other fees relate to an annual subscription to KPMG LLP’s proprietary accounting research tool.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and permissible non-audit services provided by its independent registered public accounting firm, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee.

These services may include audit services and permissible audit-related services, tax services and other services.  Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the Audit Committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services require separate and specific pre-approval by the Audit Committee prior to the performance of services.  For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services.  The Audit Committee may revise the list of pre-approved services from time to time.  In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements.  The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016.  KPMG LLP has served as our independent registered public accounting firm continuously since 2011.  The Audit Committee is responsible for the audit fee negotiations associated with the annual retention of KPMG LLP.  In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.  Further, in conjunction with the required rotation of the auditing firm’s lead audit engagement partner, the Audit Committee and its Chairperson will continue to be directly involved in the selection of KPMG LLP’s new lead audit engagement partner.  The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of us and our stockholders.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice.  Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders.  If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2016 Annual Meeting of Stockholders.  However, if any other matters are properly brought before the 2016 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of Lumos Networks will be borne by us.  In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication.  We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, such proposals must be received by us at our executive offices at One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Secretary or Assistant Secretary, by November 23, 2016.

Stockholders may bring business before the 2017 annual meeting only in accordance with the provisions of our bylaws, which are described on page 9 of this proxy statement.  Management may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10‑K

We will provide without charge to each person to whom this proxy statement has been delivered on the written request of any such person, a copy of our Annual Report on Form 10‑K for the year ended December 31, 2015, including our consolidated financial statements.  Requests should be directed to Lumos Networks Corp., One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Senior Vice President Marketing & Investor Relations, Chief of Staff.  Our Annual Report on Form 10‑K also may be accessed through our website at www.lumosnetworks.com.  A list of exhibits to the Annual Report on Form 10‑K will be included in the copy of the Annual Report on Form 10‑K.  Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, www.sec.gov, or by written request to the Senior Vice President Marketing & Investor Relations, Chief of Staff.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report on Form 10-K, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family.  Each stockholder in the household will continue to receive a separate proxy card.  This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below.  Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980, Attention: Vice President – Investor  Relations, to inform us of your request.  If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

Timothy G. Biltz
President and Chief Executive Officer
Waynesboro, Virginia
March 15, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LUMOS NETWORKS CORP.

The undersigned stockholder(s) of Lumos Networks Corp., a Delaware corporation (“Lumos Networks”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for Lumos Networks’ 2016 Annual Meeting of Stockholders, and hereby appoints Timothy G. Biltz and Johan G. Broekhuysen, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders of Lumos Networks to be held at 9:00 a.m. (local time) on Tuesday, May 4, 2016, at 875 Third Avenue, 17th Floor, New York, New York or at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE PROPOSALS BELOW AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to John Hancock (the “Trustee”) for any shares held on your behalf in the Lumos Networks Savings and Security Plan.  Shares for which voting instructions are not received, subject to the Trustee’s fiduciary obligations, will be voted by the Trustee in the same proportion as the shares for which voting instructions are received from other participants in such plan.  To allow sufficient time for voting by the Trustee, your voting instructions must be received by 12:00 am Eastern Time on April 29, 2016.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

______________________________________________________________________________

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Lumos Networks Corp., Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067.

- Detach and return this portion only –

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS 1, 2 AND 3 LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

1.Election of Directors:

	FOR	AGAINST	ABSTAIN
Peter D. Aquino	☐	☐	☐
Lawrence J. Askowitz	☐	☐	☐
Timothy G. Biltz	☐	☐	☐
Robert E. Guth	☐	☐	☐
Shawn F. O’Donnell	☐	☐	☐
William M. Pruellage	☐	☐	☐
Michael K. Robinson	☐	☐	☐
Michael T. Sicoli	☐	☐	☐
Jerry E. Vaughn	☐	☐	☐

2.Approval of a non-binding advisory resolution approving the compensation of Lumos Networks’ named executive officers.

☐  FOR☐  AGAINST☐  ABSTAIN

3.Ratification of the appointment of KPMG LLP by the Audit Committee of the Board of Directors to serve as Lumos Networks’ independent registered public accounting firm for the fiscal year ending December 31, 2016.

☐  FOR☐  AGAINST☐  ABSTAIN

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING  ☐

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport.  Stockholders, whose stock is held in street name with a financial institution, must bring a copy of a statement from such financial institution indicating your ownership of Lumos Networks common stock.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

SignatureSignature if held jointlyDated           , 2016

NOTE:  Please sign exactly as your name appears hereon and date.  If the shares are held jointly, each holder should sign.  When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.

Appendix A

Reconciliation of Adjusted EBITDA to Net Income Attributable to Lumos Networks Corp. for the Year Ended December 31, 2015:

(In thousands)	2015
Net Income Attributable to Lumos Networks Corp.	$ 10,026
Net Income Attributable to Noncontrolling Interests	157
Net income	10,183
Income tax expense	7,146
Interest expense	19,918
Gain on interest rate swap derivatives	(665)
Other (income) expenses, net	(114)
Operating Income	36,468
Depreciation and amortization and accretion
of asset retirement obligations	47,666
Amortization of actuarial losses	1,350
Equity-based compensation	5,881
Restructuring charges	638
Employee separation charges	-
Adjusted EBITDA	$ 92,003